Exhibit 10.7

7 MAY 2009

GOVERNANCE AND SHAREHOLDERS AGREEMENT

between

LION/RALLY CAYMAN 8

and

LION/RALLY CAYMAN 7 L.P.

and

LION/RALLY CAYMAN 4

and

LION/RALLY CAYMAN 5

and

LION/RALLY CAYMAN 6

and

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

WEIL, GOTSHAL & MANGES

One South Place London EC2M 2WG

Tel: +44 (0) 20 7903 1000    Fax: +44 (0) 20 7903 0990

www.weil.com

TABLE OF CONTENTS

		Page
1	DEFINITIONS	1

2	CONTROL OF THE COMPANY	11

3	ANTITRUST APPROVAL	15

4	RESTRICTIONS ON DEALINGS WITH SECURITIES	17

5	COMPLETION OF TRANSFERS	17

6	CONDUCT OF THE COMPANY	19

7	BOARD OF DIRECTORS	19

8	MONITORING FEES	20

9	NON-SOLICITATION	21

10	LIMITED PARTNERSHIP AGREEMENT	21

11	SELLERS’ PUT OPTION	21

12	DEED OF ADHERENCE	22

13	TERMINATION	22

14	TAX AND VCOC	23

15	ASSIGNMENT AND SUB-CONTRACTING	24

16	EXCLUSION OF AGENCY, PARTNERSHIP OR JOINT VENTURE	25

17	FURTHER ASSURANCE, CONFLICT AND COMPLIANCE WITH ARTICLES, ANTI-CORRUPTION PROVISIONS	25

18	ENTIRE AGREEMENT	26

19	VARIATION	26

20	WAIVER	26

21	ILLEGALITY AND SEVERANCE	26

22	RIGHTS OF THIRD PARTIES AND NO RECOURSE	27

23	COUNTERPARTS	27

24	NOTICES	28

25	JURISDICTION	29

26	GOVERNING LAW	29

SCHEDULE 1 DEED OF ADHERENCE		30

SCHEDULE 2 CEDC MINORITY RIGHTS		32

SCHEDULE 3 JV PROVISIONS		38

SCHEDULE 4 CAYMAN 5 MINORITY PROVISIONS		42

SCHEDULE 5 DEFAULT GOVERNANCE PROVISIONS		46

SCHEDULE 6 US “CHECK THE BOX” ELECTIONS		54

i

THIS AGREEMENT is made by Deed on 7 May 2009 between the following parties

(1)

LION/RALLY CAYMAN 8, a company incorporated in the Cayman Islands whose registered office is at c/o Stuarts Corporate Services Ltd, PO Box 2510, George Town, Grand Cayman, KY1-1104, Cayman Islands (the “General Partner”);

(2)

LION/RALLY CAYMAN 7 L.P., a Cayman Exempted Limited Partnership whose principal place of business is at c/o Stuarts Corporate Services Ltd, PO Box 2510, George Town, Grand Cayman, KY1-1104, Cayman Islands (“Cayman 7”), acting through its general partner, the General Partner;

(3)

LION/RALLY CAYMAN 4, a company incorporated in the Cayman Islands whose registered office is at c/o Stuarts Corporate Services Ltd, PO Box 2510, George Town, Grand Cayman, KY1-1104, Cayman Islands (“Cayman 4”);

(4)

LION/RALLY CAYMAN 5, a company incorporated in the Cayman Islands whose registered office is at c/o Stuarts Corporate Services Ltd, PO Box 2510, George Town, Grand Cayman, KY1-1104, Cayman Islands (“Cayman 5”);

(5)

LION/RALLY CAYMAN 6, a company incorporated in the Cayman Islands whose registered office is at c/o Stuarts Corporate Services Ltd, PO Box 2510, George Town, Grand Cayman, KY1-1104, Cayman Islands (the “Company”); and

(6)

CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a Delaware Corporation, the common stock of which is listed on the NASDAQ Global Select Market under the symbol “CEDC” and the principal executive office of which is located in Warsaw, Poland at ul. Bobrowiecka 6, 02-728 Warszawa (“CEDC”).

WHEREAS

(A)	The Company was incorporated on 30 April 2009 under the laws of the Cayman Islands as a private limited liability company.

(B)

Since its incorporation, the Company has not traded or undertaken any business activities of any sort, has not given any security or incurred any indebtedness, and no Shareholder nor Board resolutions of the Company have been passed, save as required pursuant to the Transaction Documents.

(C)	At the date of this Agreement, Cayman 4 and Cayman 7 hold Ordinary Shares, and Cayman 5 holds Preference Shares.

(D)	Under the terms of the Option Agreement, Cayman 7 has been granted options to acquire the Ordinary Shares and Preference Shares held by the Lion Holdcos.

(E)

The General Partner, Cayman 7, Cayman 4, Cayman 5, CEDC, and the Company have agreed to make provision for the management and administration of the affairs of the Company on the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows

1	DEFINITIONS

1.1	In this Agreement (including the recitals), except where the context otherwise requires, the following words and expressions shall have the following meanings:

“€ Initial Cash Amount”	has the meaning given in the Option Agreement;

“$ Initial Cash Amount”	has the meaning given in the Option Agreement;

“Affiliate”

with respect to any Person, another Person Controlled by such first Person, Controlling such first Person or under the same Control as such first Person, and “Affiliated” shall have a meaning correlative to the foregoing;

“Antitrust Approval”	has the meaning given in Clause 3.1;

“Approved Jurisdictions”	The federal or state courts in the State of New York, the federal or state courts in the State of Delaware, the Cayman Islands and Poland;

“Articles”	the articles of association of the Company in the agreed form, as the same may be amended or replaced by any successor articles of association from time to time;

“Board”	the board of Directors of the Company as constituted from time to time;

“Budget”

the budget and business plan of the Group (including, where relevant, each member of the Group and any sub-set of the Group) for any given financial year which shall include, without limitation:

(i)     a profit and loss statement;

(ii)    a balance sheet;

(iii)  a cash flow statement; and

(iv)   any material working papers and analyses underlying or supporting any of the above;

“Business Day”	any day other than a Saturday or Sunday on which banks are normally open for general banking business in London, New York, Warsaw, and the Cayman Islands;

“Capital Increase”

any change in the authorised or issued share capital of a Person including the creation, allotment, issue, repayment or redemption or agreement to create, allot, issue, repay or redeem any of its share capital or other securities convertible into shares, or grant or agree to grant any option in respect thereto and shall include shareholder debt when issued in connection with any of the foregoing;

“Cayman 2”	Lion/Rally Cayman 2, a company incorporated in the Cayman Islands having its registered office at c/o Stuarts Corporate Services Ltd, PO Box 2510, George Town, Grand Cayman, KY1-1104, Cayman Islands;

“Cayman 5 Minority Provisions”	the provisions set out in Schedule 4;

“Cayman 7 Call Option Completion Date”	has the meaning given in the Option Agreement;

“Cayman 7 Pledge”	has the meaning given in the Option Agreement;

“Cayman 7 Share”

the proportion of Ordinary Shares held by Cayman 7 as a percentage. of all the Ordinary Shares than in issue, multiplied by the percentage ownership of the Company in Lux 1, in each case on the relevant date;

“CEDC Common Stock”	has the meaning given in the Option Agreement;

“CEDC Control Effective Date”

the date falling 30 days after the later of: (i) the date upon which the aggregate amount of (a) all $ Initial Cash Amounts (excluding the effect of any adjustments pursuant to Clause 8.2 of the Option Agreement) and (b) all € Initial Cash Amounts multiplied by the Exchange Rate, in each case paid to the Lion Holdcos by Cayman 7 in cash pursuant to the Option Agreement, is equal to or exceeds $345 million; and (ii) the CEDC Control Notice Date;

“CEDC Control Notice”	written notice from CEDC to Cayman 5 stating that the provisions of Clause 2.1.3 should apply;

“CEDC Control Notice Date”	the date on which Cayman 5 receives or is deemed to have received a validly served CEDC Control Notice;

“CEDC Director”	each of those Persons appointed as a CEDC Director for the purposes of Schedule 3;

“CEDC Minority Provisions”	the provisions set out in Schedule 2;

“Commitment Letter”	has the meaning given in the Option Agreement;

“Companies Law”	Companies Law (as revised) of the Cayman Islands;

“Competition Authority”

any relevant government, governmental, national, supranational, competition or antitrust body or other authority, in any jurisdiction, which is responsible for applying merger control or other competition or antitrust legislation in such jurisdictions;

“Condition Precedent”	has the meaning given in Clause 2.1.7;

“Control”

(including, with their correlative meanings, “Controlled by”, “Controlling” and “under common Control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of any other Person, provided that, in any event, any Person who owns, directly or indirectly, a majority of the securities having ordinary voting power or otherwise having the power to elect a majority of the directors or other governing body of a corporation or having a majority of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person, and for the avoidance of doubt, a limited partnership is Controlled by its general partner;

“Controlling Party”	the Person designated as such pursuant to the provisions of Clause 2;

“Controlling Party Provisions”

the right of the Controlling Party, subject in all cases to the CEDC Minority Provisions or the Cayman 5 Minority Provisions, as the case may be:

(i)     to appoint or remove any Director to and from the Board;

(ii)    to direct the management policies of the Group; and

(iii)  to direct how the votes cast by Ordinary Shareholders at any meetings of the Company are cast pursuant to Clause 2.7,

and notwithstanding the foregoing, where the provisions of Clause 2.1.5 apply, the rights of the Controlling Party at (i), (ii) and (iii) above shall not be subject to the CEDC Minority Provisions, except paragraph 9(a) of Schedule 2 which shall apply at all times;

“Deed of Adherence”	a deed of adherence to this Agreement in the agreed form attached as Schedule 1;

“Default Control Date”	the earlier of (i) an Enforcement Event; and (ii) the Holdco Call Option Exercise Date;

“Default Governance Provisions”	the provisions set out in Schedule 5;

“Director”	any director of the Company from time to time;

“Distress Situation”

any situation in which a member of the Group is reasonably likely to be unable to meet (or would, unless given financial assistance, be reasonably likely to be unable to meet) its financial liabilities or obligations as they fall due, including without limitation, situations in which the Group member stops or suspends payments of its debts, is unable to pay its debts or meet its obligations as they fall due, or proposes or enters into any negotiations for or in connection with the rescheduling, restructuring or readjustment of any Indebtedness by reason of, or with a view to avoiding, financial difficulties;

“Encumbrance”

any mortgage, charge (fixed or floating), pledge, lien, hypothecation, option, right of set off, security trust, assignment by way of security, reservation of title, option, restriction, right of first refusal, right of pre-emption, third party right or interest, or any other encumbrance or security interest whatsoever created or arising or any other agreement or arrangement (including any sale and leaseback transaction) entered into for the purposes of conferring security or having similar effect and any agreement to enter into, create or establish any of the foregoing;

“Enforcement Event”	has the meaning given in the Option Agreement;

“Event of Default”

any of the following:

(i)     a breach of any of the Undertakings, except where Minority Consent was required in order to enable the Controlling Party to comply with such undertaking and having been sought such consent was not given;

(ii)    the occurrence of a Finance Documents Event of Default; and

(iii)  taking any action requiring Minority Consent in accordance with the provisions of Schedule 2 or Schedule 4 as the case may be or taking any action in relation to a Board Consent Matter in accordance with the provisions of Schedule 3, in any such case, without having obtained the requisite consent.

“Exit”	has the meaning given in Clause 3.4;

“Exchange Rate”	has the meaning given in the Option Agreement;

“Fair Market Value”	the value that would be paid by a willing buyer to a willing seller at arm’s length in a transaction not involving distress or necessity of either party, determined in good faith by the Board;

“Final Cayman 7 Call Option Completion Date”	has the meaning given in the Option Agreement;

“Final Discharge Date”	has the meaning given in the Option Agreement;

“Finance Documents”	has the meaning given in the Option Agreement;

“Finance Documents Event of Default”

an event of default (however described) under any of the Finance Documents. For the avoidance of doubt, any event or circumstance which does not constitute an event of default under the relevant Finance Document until the expiry of a grace period, the giving of notice, the making of a determination or any combination of the foregoing shall not constitute a Finance Documents Event of Default until the expiry of such grace period, the giving of such notice and/or the making of such determination;

“First Earnout Amount”	has the meaning given in the Original Sale Agreement;

“Fourth Cayman 7 Call Option Completion Date”	has the meaning given in the Option Agreement;

“Fourth Cayman 7 Call Option Exercise Date”	has the meaning given in the Option Agreement;

“Governance Provisions”

the Controlling Party Provisions, the JV Provisions, the CEDC Minority Provisions, the Cayman 5 Minority Provisions and the Default Governance Provisions and any provision of this Agreement designating any Party as the Controlling Party or the Minority Party;

“Group”

the Company and its Subsidiaries from time to time and “member of the Group” and “Group Company” shall be construed accordingly; for the avoidance of doubt, no Shareholder nor any of their respective Affiliates (other than the Company and the Subsidiaries of the Company) shall be a member of the Group for the purposes of this Agreement;

“Holdco Call Option Exercise Date”	has the meaning given in the Option Agreement;

“Holdco Pledges”	has the meaning given in the Option Agreement;

“Holdco Put Option”	has the meaning given in the Option Agreement;

“Holding Company”	has the meaning given in the definition of “Subsidiary”;

“Indebtedness”	indebtedness for borrowed money or any agreement in respect of indebtedness for borrowed money;

“JV Effective Date”

the date falling 10 days after the later of: (i) the date upon which the aggregate amount of (a) all $ Initial Cash Amounts (excluding the effect of any adjustments pursuant to Clause 8.2 of the Option Agreement) and (b) all € Initial Cash Amounts multiplied by the Exchange Rate, in each case paid to the Lion Holdcos by Cayman 7 in cash pursuant to the Option Agreement, is equal to or exceeds $195 million; and (ii) the JV Notice Date;

“JV Notice”	written notice from CEDC to Cayman 5 stating that the provisions of Clause 2.1.2 should apply;

“JV Notice Date”	the date on which Cayman 5 receives or is deemed to have received a validly served JV Notice;

“JV Provisions”	the provisions set out in Schedule 3;

“Letter of Undertaking”	has the meaning given in the Option Agreement;

“Leverage EBITDA”	has the meaning given to “Lux 1 Group EBITDA” in the Option Agreement;

“Leverage Indebtedness”	has the meaning given to “Indebtedness” in the Option Agreement;

“Leverage Ratio”	Normalised Leverage Indebtedness divided by Leverage EBITDA for the most recently completed financial year;

“Limited Partnership Agreement”	shall have the meaning given in the Option Agreement;

“Lion Capital”	Lion Capital LLP, an English limited liability partnership whose registered office is at 21 Grosvenor Place, London SW1X 7HF;

“Lion Capital Management Entity”

any of Lion Capital, Lion Capital General Partner LLP, Lion Capital General Partner II LLP, Lion Capital Carry LP, Lion Capital Carry II LP, Lion/Latimer GP II (Guernsey) Limited, Lion/Rally Cayman 8 and Lion/Rally Cayman 9;

“Lion Director”	each of those Persons appointed as a Lion Director for the purposes of Schedule 3;

“Lion Holdcos”	Cayman 4 and Cayman 5;

“Lion Party” or “Lion Parties”

the Lion Holdcos and, upon completion of any Transfer by the Lion Holdcos or a Permitted Transferee thereof to a Permitted Transferee thereof in accordance with the terms of this Agreement, such Permitted Transferee;

“Lux 1”	Lion/Rally Lux 1, company number B139.056, a société anonyme incorporated in Luxembourg with registered offices at 13-15, avenue de la Liberté, L-M31 Luxembourg;

“Lux 3”	Lion/Rally Lux 3, company number B139.054, a société à responsibilité limitée incorporated in Luxembourg with registered offices at 13-15 Avenue de la Liberté, L-M31 Luxembourg;

“Lux 1 Shareholders Agreement”

the shareholders agreement dated 9 July 2008 between Lion/Rally Cayman 2, the Initial Seller Parties (as defined therein), Lux 1 and Lion Capital (Guernsey) Limited, as may be amended from time to time;

“Minority Consent”

for the purposes of Schedule 2, the consent in writing (including email) of CEDC (acting by its Chief Executive Officer, Chief Financial Officer or such other duly appointed representative) and for the purposes of Schedule 4, the consent in writing (including by email) of Cayman 5 (acting by its duly appointed representative), and for the avoidance of doubt Minority Consent may not be given orally;

“Minority Party”	the Person designated as such pursuant to the provisions of Clause 2;

“M&O Fee”

a fee payable to Lion Capital (or an Affiliate thereof) in relation to monitoring, oversight and management of the interests of the Lion Holdcos in the Group, or to CEDC in respect of the services of its representatives on the Board and/or the Operating Board;

“Net Working Capital Facilities”	the Revolving Facility and any other credit facilities entered into and utilised principally for the purpose of financing the Group’s working capital requirements;

“Normalised Leverage Indebtedness”	Leverage Indebtedness; plus Normalised Working Capital; minus Working Capital, in each case on the relevant date;

“Normalised Working Capital”	has the meaning given in the Option Agreement;

“Note Purchase and Share Subscription Agreement”	has the meaning given in the Option Agreement;

“Operating Board”	the board of directors of Russian Alcohol Group or such other Group Company as the Parties (acting reasonably) may agree from time to time;

“Option Agreement”	the Option Agreement dated on or around the date of this Agreement relating to Shares in the Company and made between Cayman 4, Cayman 5, Cayman 7, and CEDC;

“Original Sale Agreement”	has the meaning given in the Option Agreement;

“Ordinary Shareholder”	a holder of Ordinary Shares;

“Ordinary Shares”	the A Ordinary Shares with a nominal value of $1 each in the capital of the Company;

“Original Advisory Agreements”

(i) the monitoring and oversight agreement concerning the Russian Alcohol Group dated 8 July 2008 made between (1) Pasalba Limited and (2) Lion Capital; and (ii) the corporate finance advisory agreement concerning the Russian Alcohol Group dated 8 July 2008 made between (1) Pasalba Limited and (2) Lion Capital;

“Parties”	the parties to this Agreement from time to time including successors in title, permitted assignees and Permitted Transferees, provided that any such Person first executes a Deed of Adherence;

“Permitted Transferee”

(i)     in respect of a Lion Party:

(A)   any Lion Capital Management Entity; or

(B)   any Affiliate of any Lion Capital Management Entity;

(ii)    in respect of any other Shareholder, any Affiliate of such Shareholder;

“Person”

any natural person, corporation, general partnership, simple partnership, limited partnership, proprietorship, other business organisation, trust, union, association or governmental authority, whether incorporated or unincorporated; a reference to any Person shall include such Person’s successors and permitted assigns under any agreement, instrument, contract or other document;

“Pledges”	the Cayman 7 Pledge and the Holdco Pledges;

“Preference Shares”	the preference shares with a nominal value of $1 each in the capital of the Company;

“Preferred Shareholder”	a holder of Preference Shares;

“Prohibited Person”

(i)     any Person appearing on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury as set out on the US Department of Treasury’s Office of Foreign Assets Control at the following URL: http:/www.treasury.gov/offices/enforcement/ofac/Index.html; or

(ii)    any other Person with whom a transaction is prohibited by Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time; or

(iii)  any other Person whom Cayman 5 from time to time (acting reasonably) considers would create a material reputational risk for the Company or any of its Affiliates or any co-investors in the Company or its respective Affiliates;

“Registration Rights Agreement”	has the meaning given in the Option Agreement;

“Related Party Transaction”

any transaction between a member of the Group and the Controlling Party (from time to time) or any Affiliate thereof (other than a member of the Group) which creates an actual or potential liability of the Group in favour of such Controlling Party (or any Affiliate thereof), or vice versa;

“Revolving Facility”	has the meaning given in the Senior Facilities Agreement;

“Russian Alcohol Group”	Joint Stock Company “Russian Alcohol Group”, a company incorporated in Russia;

“Second Earnout Amount”	has the meaning given in the Original Sale Agreement;

“Security Impairment Event”	has the meaning given in the Option Agreement;

“Sellers’ Put Option”	the Put Option (as defined in the Lux 1 Shareholders Agreement);

“Senior Facilities Agreement”	the agreement between among others Pasalba Limited (as borrower) and Raiffeisen Zentralbank Osterreich AG (as lender), dated 10 July 2008 as amended from time to time;

“Senior Management”

the Chairman; the Chief Executive Officer; the Chief Operating Officer; the Chief Financial Officer; the Commercial/Sales Director; the Marketing Director; and the Human Resources Director, in each case of the group of companies of which Pasalba Limited is the parent company;

“Shareholders”

collectively, Cayman 7 and the Lion Parties, and each other Person to which Shares are Transferred or issued in accordance with the terms of this Agreement and which becomes a party to this Agreement by executing a Deed of Adherence, and “Shareholder” means any of them;

“Shares”

the Ordinary Shares and the Preference Shares and any and all shares and interests into which these shares may be exchanged or converted by change of legal form, merger or otherwise, or which may be issued by capital increase of the Company;

“Specified Event”

(i)     an event of default (however described) or a mandatory prepayment obligation under any of the Finance Documents or any event or circumstance which would (with the expiry of a grace period or the giving of notice, the making of a determination or any combination of the foregoing) give rise to an event of default or a mandatory prepayment obligation, in each case to the extent that such Finance Document remains in effect or the borrowings thereunder remain undischarged;

(ii)    an obligation on Pasalba Limited to make any payment under Sections 2.2.2.12 or 2.2.2.13 of the Original Sale Agreement; or

(iii)  the Vendor Loan Notes becoming repayable in accordance with their terms;

“Subsidiary”	in relation to any Person (a “Holding Company”), any other Person directly or indirectly Controlled by that Holding Company;

“Third Cayman 7 Call Option”	has the meaning given in the Option Agreement;

“Transaction Documents”

this Agreement, the Pledges, the Commitment Letter, the Letter of Undertaking, the Warrant Instruments, the Note Purchase Agreement and Share Subscription Agreement, the Registration Rights Agreement, the Limited Partnership Agreement and the Option Agreement, and “Transaction Document” means any of them;

“Transfer”	has the meaning given in Clause 4;

“Undertakings”	the undertakings set out in Clause 2.1.8 given by the Controlling Party from time to time;

“Vendor Loan Notes”

the loan notes issued pursuant to an instrument dated 9 July 2008 made by Lion/Rally Lux 2 S.à r.l and Lion/Rally Lux 3 S.à r.l constituting $35,500,000 Series A Unsecured Subordinated Loan Notes and Series B Unsecured Subordinated Loan Notes (and including, for the avoidance of doubt, any additional such notes issued pursuant to the terms of that instrument);

“Warrant Instruments”	has the meaning given in the Option Agreement; and

“Working Capital”	has the meaning given in the Option Agreement.

1.2	In this Agreement, save where the context otherwise requires:

1.2.1	references to a document in the “agreed form” are to that document in the form agreed to and initialled for the purposes of identification by or on behalf of the Parties;

1.2.2	references to a Clause or Schedule are to a Clause or Schedule of this Agreement and references to this Agreement include the Schedules;

1.2.3	the headings in this Agreement do not affect its construction or interpretation;

1.2.4	a reference to a document is a reference to that document as amended or modified from time to time in writing by the mutual consent of the parties;

1.2.5

a reference to a specific Transaction Document is a reference to that document as amended, varied, novated, supplemented or replaced from time to time (otherwise than in breach of the provisions of this Agreement);

1.2.6	references to “$” or “USD” are references to the lawful currency of the time being of the United States of America;

1.2.7	references to “€” or “Euro” are references to the single currency and the legal means of payment in the territory of the European Monetary Union; and

1.2.8	the singular includes the plural and vice versa and any gender includes any other gender.

1.3

Unless expressly provided to the contrary, covenants and undertakings in this Agreement which are given by more than one Party are deemed to have been given severally and not jointly or jointly and severally, provided that covenants and undertakings of the Lion Parties are unless expressly provided to the contrary given on a joint and several basis.

1.4

Any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and a reference to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.5

Save where otherwise expressly provided in this Agreement, references to any approval or consent to be given, or any action to be taken, by the Lion Parties shall mean the approval or consent given, or action taken, by or on behalf of those Lion Parties holding shares representing more than 50 per cent. of the aggregate voting rights held by all of the Lion Parties.

1.6

A procuring obligation, where used in the context of the Shareholders (or any one or more of them) means that each relevant Shareholder undertakes to exercise any and all powers and rights vested in him from time to time in his capacity as a Shareholder and any influence over any Director which was appointed following nomination by that Shareholder, or otherwise in or of the Company or any other member of the Group or other entity (as relevant), to ensure compliance with that obligation so far as he is (legally) able to do so.

1.7

Where under this Agreement any provisions are stated to apply in relation to the operation, governance and/or control of the Company (including, without limitation, the Governance Provisions and the provisions of Clause 7), the Company (in so far as it is lawfully able to do so) and the Shareholders shall procure that such provisions apply.

2	CONTROL OF THE COMPANY

2.1	The parties agree that the Company shall be controlled as follows:

2.1.1	Lion Control

From the date of this Agreement and subject to Clause 2.7, Cayman 5 shall be the Controlling Party and the Controlling Party Provisions shall apply, CEDC shall be the Minority Party and the CEDC Minority Provisions shall apply, and no other Governance Provisions shall apply.

2.1.2	JV Control

Subject to the Condition Precedent having been satisfied, from the JV Effective Date, the JV Provisions shall apply, and no other Governance Provisions shall apply.

2.1.3	CEDC Control

Subject to the Condition Precedent having been satisfied, from the CEDC Control Effective Date, CEDC shall be the Controlling Party and the Controlling Party Provisions shall apply, Cayman 5 shall be the Minority Party and the Cayman 5 Minority Provisions shall apply, and no other Governance Provisions shall apply.

2.1.4	Events of Default

During the period from the date of this Agreement until the Default Control Date, upon the occurrence of an Event of Default (and, in the case of items (i) and (iii) of the definition of such term, if capable of remedy which has not been remedied within 45 days of the date of occurrence):

(a)

if at the time of the Event of Default the Controlling Party is Cayman 5, CEDC shall have the right, subject to the Condition Precedent having been satisfied, to require that the JV Provisions shall apply by serving a JV Notice (in which event no other Governance Provisions shall apply); or

(b)

if at the time of the Event of Default the JV Provisions apply, Cayman 5 shall immediately become the Controlling Party and the Controlling Party Provisions shall apply, CEDC shall become the Minority Party and the CEDC Minority Provisions shall apply, and neither the Cayman 5 Minority Provisions nor the JV Provisions shall apply, and CEDC shall not be entitled to become the Controlling Party at any time, in any circumstances, notwithstanding any provision of this Agreement to the contrary; or

(c)

if at the time of the Event of Default the Controlling Party is CEDC, Cayman 5 shall immediately become the Controlling Party and the Controlling Party Provisions shall apply, CEDC shall become the Minority Party and the CEDC Minority Provisions shall apply, and neither the Cayman 5 Minority Provisions nor the JV Provisions shall apply, and CEDC shall not be entitled to become the Controlling Party at any time, in any circumstances, notwithstanding any provision of this Agreement to the contrary.

2.1.5	CEDC insolvency

If, at any time:

(a)	CEDC is unable or admits inability to pay its material debts as they fall due or declared to be unable to pay its debts under applicable law;

(b)	a moratorium is declared in respect of any material Indebtedness of CEDC; or

(c)	any legal proceedings are taken in relation to:

(i)	the suspension of payments, a moratorium of any Indebtedness, winding up, dissolution, or administration (by way of insolvent scheme of arrangement or otherwise) of CEDC;

(ii)	a composition, compromise, assignment or arrangement with any creditor of CEDC;

(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of CEDC or any of its assets; or

(iv)	the enforcement of security over any material assets of CEDC,

or any analogous procedure or step to any of the above is taken in any jurisdiction,

and in relation only to paragraph (c) above, any such corporate action, legal proceedings or other procedure or step is not stayed or dismissed within 30 Business Days of commencement or, if earlier, the date on which it is advertised, then notwithstanding any other provision of this Agreement, at all times following and during that time Cayman 5 shall be the Controlling Party and the Controlling Party Provisions shall apply and none of the other Governance Provisions shall apply, except for paragraph 9(a) of the CEDC Minority Provisions.

2.1.6	Default Control

On the Default Control Date, Cayman 5 shall immediately become the Controlling Party (if it is not already the Controlling Party) and the Controlling Party Provisions and the Default Governance Provisions shall apply. After the Default Control Date, none of the CEDC Minority Provisions, the Cayman 5 Minority Provisions or the JV Provisions shall apply, and CEDC shall not be entitled to become the Controlling Party at any time, in any circumstances, notwithstanding any provision of this Agreement to the contrary.

2.1.7	Condition Precedent

For the purposes of this Clause 2, the “Condition Precedent” is:

Antitrust Approvals for the possession by CEDC of its rights under the relevant provision(s) of this Clause 2 and the Schedules having been obtained in accordance with the provisions of Clause 3, if required.

2.1.8	Undertakings

(a)

At all times prior to the Default Control Date, the Controlling Party (and at such times that there is no Controlling Party, the Company) from time to time undertakes to the Minority Party (and at such times that there is no Minority Party, the Parties) from time to time to use its reasonable endeavours to procure that each member of the Group (as applicable):

(i)

operates in material compliance with all applicable laws and regulations and in the ordinary course of business in a manner substantially consistent with that carried on in the 12 months prior to the date of this Agreement;

(ii)

completes and files, in a timely fashion, all necessary tax returns and pays all applicable taxes unless the relevant member of the Group reasonably believes that the non-payment of such taxes is in the best interests of the Group;

(iii)	maintains and protects material intellectual property owned or used by the Group in any market which, is, or is reasonably likely to become, material to the operations of the Group;

(iv)	maintains appropriate insurance cover for the Group’s operations in line with market practice;

(v)	operates in such a manner as to maintain the tax residency of each member of the Group as at the date of this Agreement;

(vi)	adheres to the material terms of all material contracts;

(vii)	maintains the reasonable upkeep of, and control over, all material fixed assets of the Group;

2.1.9

At all times prior to the Default Control Date, CEDC undertakes, for so long as it is the Controlling Party, that neither it nor any of its Affiliates shall take any action which is taken with the intention of being materially prejudicial to (i) the ability of the Lion Parties to enforce any security right or interest granted to them pursuant to or in connection with the Transaction Documents; or (ii) the value of the assets pledged to the Lion Holdcos pursuant to the Cayman 7 Pledge; and

2.1.10

At all times prior to the Default Control Date, Cayman 5 undertakes, for so long as it is the Controlling Party, that neither it nor any of its Affiliates shall take any action which is taken with the intention of being materially prejudicial to (i) the ability of Cayman 7 to enforce any security right or interest granted to it pursuant to or in connection with the Transaction Documents; or (ii) the value of the assets pledged to Cayman 7 pursuant to the Holdco Pledge.

2.2

The Company undertakes to each of the Lion Parties (for themselves and as trustee for each of their Affiliates) to indemnify the Lion Parties and each of their Affiliates against any damages, costs, fines, penalties or other losses suffered or incurred by any of them as a result of any provision of this Agreement or the exercise by any of the Parties of any right pursuant to this Agreement resulting in any breach of any applicable law or regulation relating to competition or anti-trust.

2.3

The Company undertakes to CEDC (for itself and as trustee for each of their Affiliates) to indemnify CEDC and each of its Affiliates against any damages, costs, fines, penalties or other losses suffered or incurred by any of them as a result of the breach of any applicable law or regulation relating to competition or anti-trust where such breach arises as a result of the operation of Clauses 2.1.4(b), 2.1.4(c), 2.4 or 2.5, and where such breach arises as a result of the operation of Clauses 2.4 and 2.5 such indemnification by the Company will be limited in all cases to a maximum aggregate amount of $15 million.

2.4

Notwithstanding any other provision of this Agreement, no particular element of any Governance Provision shall apply at any time when a Specified Event would be reasonably likely to occur as a consequence of the application of that element; provided that nothing in this Clause 2.4 shall limit any of CEDC’s rights pursuant to paragraph 9(a) of Schedule 2, paragraph 1.8 of Schedule 3, paragraph 7 of Schedule 4 or paragraph 6.2 of Schedule 5. For these purposes, where a Specified Event would be reasonably likely to occur as a consequence of the application of two or more elements of a Governance Provision, none of such elements shall apply.

2.5

Subject to any applicable legal or regulatory requirements, CEDC shall immediately notify the Lion Holdcos upon it becoming aware of the occurrence of any event which makes it reasonably apparent that the provisions of Clause 2.4 will apply at any time within the following 60 days. Immediately upon such notification, the provisions of Clause 2.4 shall apply in relation to the relevant element(s) of the relevant Governance Provision(s) until such time as a Specified Event would not be reasonably likely to occur as a consequence of the application of the relevant elements of the relevant Governance Provision(s).

2.6

The Lion Parties shall, at the request of CEDC, use their reasonable endeavours to procure a waiver of any relevant provisions contained in any of the Finance Documents to the extent that such waiver will prevent the application of any of the Governance Provisions giving rise to a Specified Event, provided that members of the Group shall not be obliged to pay any costs or fees in aggregate exceeding $500,000 in relation to obtaining any such waiver save to the extent that CEDC shall, through the subscription of additional partnership interests in Cayman 7, have funded such fees by the subscription of shares in the Company.

2.7

Subject always to the provisions of Schedule 2 and Schedule 4 (as applicable), each of the Ordinary Shareholders hereby undertakes to vote its Ordinary Shares in accordance with the directions of the Controlling Party.

3	ANTITRUST APPROVAL

3.1

If the approval or clearance of, or notification to, one or more Competition Authorities (each an “Antitrust Approval”) is in the reasonable opinion of any of the Parties required to give effect (from time to time) to the exercise by CEDC of its rights under the JV Provisions, or to enable CEDC to become the Controlling Party, or the Parties otherwise agree to seek Antitrust Approval, the Parties undertake (subject always to Clause 3.3) to each other to use their best efforts to obtain each such Antitrust Approval as soon as reasonably practicable following (i) in relation to the JV Provisions, the JV Notice Date or (ii) in relation to CEDC becoming the Controlling Party, the earlier of:

3.1.1	the later of:

(a)	the date falling eight months prior to the date falling 95 days after the Fourth Cayman 7 Call Option Exercise Date; and

(b)	the earliest date on which the relevant Antitrust Approval could be sought and reasonably be expected to remain valid on the Fourth Cayman 7 Call Option Completion Date; and

3.1.2	the CEDC Control Notice Date.

The JV Effective Date or the CEDC Control Effective Date (as the case may be) shall not occur until at least five days after such Antitrust Approval has been obtained (or, where more than one Antitrust Approval is required, until at least five days after the last of such Antitrust Approvals is obtained). Each Party shall inform the other on the next Business Day after having received the relevant Antitrust Approval or of being informed that the relevant Antitrust Approval has been denied.

3.2

The Lion Parties shall provide CEDC, CEDC shall provide the Lion Parties and the Company shall provide CEDC and the Lion Parties with all information relating to obtaining each Antitrust Approval as the Lion Parties or CEDC (as applicable), acting reasonably, may request.

3.3

Without prejudice to the provisions of Clause 3.1, if an Antitrust Approval will only be granted subject to, or following the application of, certain commitments, conditions, obligations, measures, undertakings and/or modifications (each, a “Commitment”), CEDC and the Lion Parties undertake to each other to comply with those Commitments necessary to obtain such Antitrust Approval and hereby agree that, to the extent that such Commitments require the disposal of any asset, or if it appears to the Parties, acting reasonably, that such Antitrust Approval shall be given if the disposal of an asset is offered or made, the Parties shall, to the extent possible, and to the extent that each is able to do so, manage the disposal of assets in accordance with the following order of priority:

3.3.1

first, the Company shall procure that members of the Group shall dispose of such assets as are necessary to obtain such Antitrust Approval provided always that in no circumstances shall it be required to procure the disposal of the assets comprising the “Green Mark” and/or “Zhuravli” brands of vodka;

3.3.2

second, and subject always to the provisions of Clause 3.5, if and to the extent that, following the date of this Agreement, the Lion Parties have acquired any or all of the assets that have been described in a letter from the Lion Holdcos to CEDC dated 24 April 2009 and any other assets acquired with such assets or in related transactions (together the “Potential Assets”), the Lion Parties shall dispose of such of the Potential Assets as are necessary to obtain such Antitrust Approval;

3.3.3

third, if and to the extent that, following the date of this Agreement, CEDC or any Affiliate of CEDC has acquired any assets, CEDC shall dispose of (or shall procure the disposal of) such of those assets as are necessary to obtain such Antitrust Approval; and

3.3.4	fourth, and subject always to the provisions of Clause 3.5, the Lion Parties shall dispose of (or shall procure the disposal of) such assets as are necessary to obtain such Antitrust Approval,

provided always that in each case, any such disposal shall be limited to the minimum amount required to obtain such Antitrust Approval. Any such disposal required to be made shall be made within 180 days of the date upon which it is finally determined that such disposal is required. Clause 3.1 shall not require the disposal of assets by any Person save as set out in this Clause 3.3.

3.4

If, following the disposal, or offer to dispose of, all of the assets referred to in Clause 3.3, the relevant Antitrust Approval is not granted, the Parties agree that CEDC and the Lion Parties shall use their best endeavours to agree upon and to implement a structure to realise their investment in the Company either by way of sale or initial public offering (an “Exit”). If Cayman 5 is the Controlling Party at such time, it shall, to the extent permitted by law, consult with, and take into account all reasonable requests of, CEDC in connection with effecting an Exit.

3.5

In circumstances where Clause 3.3.2 or Clause 3.3.4 apply, the Lion Parties shall have the right (but not the obligation) to surrender any of their governance rights hereunder if it becomes apparent to the Lion Parties, acting reasonably, that the relevant Antitrust Approval would be, or would be reasonably likely to be, obtained as a result of such surrender and if and to the extent that such Antitrust Approval is so obtained, the Lion Parties shall not be required to comply with Clauses 3.3.2 or Clause 3.3.4, but provided always that such surrender shall not constitute or trigger a Specified Event.

3.6	CEDC agrees that it shall not be entitled to exercise its rights under paragraph 5 and 6 of Schedule 2 until such time as:

3.6.1

the European Commission has made a decision that: (i) the transactions contemplated by this Agreement or the Transaction Documents do not fall within the scope of Council Regulation (EC) No. 139/2004 (the “EC Merger Regulation”) under Article 6(1)(a) of the EC Merger Regulation; (ii) the transactions contemplated by this Agreement are compatible with the Common Market pursuant to Article 6(1)(b) of the EC Merger Regulation (or being deemed to have done so pursuant to Article 10(6) of the EC Merger Regulation);

3.6.2	approval from the Antimonopoly Committee of Ukraine has been duly obtained in relation to the exercise of the rights under paragraphs 5 and 6 of Schedule 2; or

3.6.3

in so far as the transactions contemplated by this Agreement are required to be notified to the Competition Authority of any other jurisdictions such that, without such notification or clearance, the exercise of the rights under paragraphs 5 and 6 of Schedule 2 would be unlawful or otherwise prohibited, all relevant consents and approvals have been received, and

CEDC undertakes to the others Parties to use its best endeavours to obtain such Antitrust Approvals as required under Clauses 3.6.1 to 3.6.3 as soon as practicable.

4	RESTRICTIONS ON DEALINGS WITH SECURITIES

4.1

Save as provided for under the Default Governance Provisions or as otherwise required or expressly permitted pursuant to the provisions of the Transaction Documents, from the date of this Agreement, no Shareholder may, directly or indirectly, sell, assign, transfer, offer, grant a participation in, mortgage, pledge, hypothecate, create a security interest in or lien upon, encumber, donate, contribute, place in trust, enter into any voting agreement in respect of, or otherwise dispose of or create or allow to be created an Encumbrance over (collectively, “Transfer”) any of its Shares or the legal or beneficial interest therein without the consent of all Parties.

4.2	Notwithstanding any other provision of this Agreement, no Transfer of any Shares may be made by any Shareholder to a Prohibited Person.

4.3

In the event of any Transfer in accordance with this Clause 4, each relevant Party undertakes to take such actions and do such things as may be necessary to complete such Transfer in accordance with applicable legal requirements. To the extent that any Transfer contemplated or permitted in this Clause 4 requires the approval of any of the Parties pursuant to any law, or any provisions of the Articles or other constitutional documents, each of the relevant Parties shall, forthwith upon request, and to the extent that it is able to do so, provide, or procure the provision of, the necessary consent and shall sign or vote (or procure such signature or vote) in favour of any shareholder resolutions in connection therewith.

5	COMPLETION OF TRANSFERS

5.1	General

In connection with the completion of any Transfer of Shares under this Agreement, the transferee (unless an existing Party to this Agreement) shall deliver to the Company and the Shareholders notice of such Transfer, including fully executed copies of all documentation and agreements relating to the Transfer and any agreements or other documents required by this Agreement, including a duly executed Deed of Adherence if required pursuant to Clause 12.

5.2	Encumbrances

Where this Clause 5 applies to the Transfer of any Share, each shall be transferred free of Encumbrances and with all rights attaching thereto (other than any restrictions on Transfer arising under the Transaction Documents).

5.3	Power of Attorney

5.3.1

Each of the Parties (other than the Lion Parties) hereby irrevocably and unconditionally (and by way of security for the performance of its obligations under this Agreement) appoints, with effect from the Default Control Date, any Director nominated for that purpose by the Lion Parties as its attorney to execute and do in its name or otherwise and on its behalf all documents, acts and things which the attorney shall in its absolute discretion consider necessary or desirable in order to implement the obligations of that Party (if not satisfied) under Clause 4, to the extent that the Party is in default of its obligations under such Clause.

5.3.2

Each Shareholder undertakes to ratify whatever any Director as its attorney shall lawfully do or cause to be done in accordance with the power of attorney set out in Clause 5.3.1 and to indemnify and keep indemnified such attorney from all claims, costs, expenses, damages and losses which the attorney may suffer as a result of the lawful exercise by him of the powers conferred on him under such power of attorney.

5.3.3	If a Transfer of Shares is executed on behalf of a Shareholder under the power of attorney set out in Clause 5.3.1:

(a)

the Company may receive the purchase money in trust for that Shareholder and the receipt of the Company for the purchase money shall be a good discharge for the purchaser, who shall not be bound to see to the application of the purchase money;

(b)	the Company shall cause the purchaser to be registered as a holder of the relevant Shares; and

(c)

once registration has taken place in purported exercise of the power of attorney set out in Clause 5.3.1, the validity of the proceedings shall not be questioned by any Person; and the relevant Shareholder shall be bound to deliver up any documentation required by the Company in connection with the Transfer and on its delivery shall be entitled to receive the purchase money in respect thereof.

5.4	Effect of Void Transfers

In the event of any purported Transfer in violation of the provisions of this Agreement, such purported Transfer shall be void and of no effect, the purported transferee shall have no rights or privileges in or with respect to such Shares or this Agreement, and no effect will be given to any such purported Transfer or entry related thereto made in the records of the Company, to the extent permitted by applicable law.

6	CONDUCT OF THE COMPANY

The Company undertakes, and the Parties shall procure that the Company undertakes: (i) to act only as a holding company; (ii) not to undertake any trading activity; (iii) not to incur any Indebtedness; (iv) to the fullest extent permitted by the laws of the Cayman Islands, to distribute to Shareholders any material assets whether cash or non-cash (but excluding the assets of Russian Alcohol Group or the shares or other participations in vehicles through which those assets are held), received by the Company, as soon as reasonably practicable and in any event within ten days of receipt of the same.

7	BOARD OF DIRECTORS

7.1

The Company or a member of the Group shall reimburse and pay to each Director any travelling, hotel or other out-of-pocket expenses which the Director may reasonably incur in the performance of his duties), which shall be payable in arrears periodically upon demand, but no more than once per calendar month.

7.2

The Company or a member of the Group shall take out and maintain in force, for the duration of their appointment, a policy of insurance for Directors serving on the Board in relation to directors’ liabilities, covering such matters and on such terms and conditions as the Lion Parties shall reasonably require.

7.3

Each Director shall be entitled to appoint any other Director to be his proxy in accordance with applicable provisions of the law of the Cayman Islands and a Director or any such proxy shall not be required to hold any share qualification, shall not be subject to retirement by rotation and shall not be removed except by the Shareholder appointing them.

7.4

Each Director and any proxy appointed pursuant to Clause 7.3 shall be entitled to disclose to any Shareholder appointing him such information concerning the Group and its business as he thinks fit to the extent that such disclosure would not violate any contractual, fiduciary or other obligation.

7.5	All matters to be determined at meetings of the Board and any committees thereof shall be determined by a majority of votes cast.

7.6

Each Director of the Company and any committee thereof shall be entitled to one vote and, in the case of an equality of votes, no Person, including without limitation the Chairman of the Board, shall have a second or casting vote.

7.7

Any meeting of the Board or any committee thereof may consist of a conference call between Directors, some or all of whom are in different places provided that each Director who participates in the meeting is able:

7.7.1	to hear each of the other participating Directors addressing the meeting; and

7.7.2	if he so wishes, to address each of the other participating Directors simultaneously,

whether directly, by conference telephone or by any other form of communication equipment or by a combination of such methods. A meeting held in this way shall be deemed to take place at the place where the largest group of Directors is assembled or, if no such group is readily identifiable, at the place from where the Chairman of the meeting participates at the start of the meeting.

7.8

A resolution or other consent executed or approved in writing by all of the Directors who would have been entitled to vote thereon had the same been proposed at a meeting of the relevant Board which such Directors had attended shall be as valid and effective for all purposes as a resolution passed at a meeting of a Board duly convened and held and may consist of several documents in the like form, each signed by one or more of the Directors.

7.9	The Company will procure that Clauses 7.1 to 7.8 shall apply, mutatis mutandis, to the operation of the Operating Board.

7.10	The Parties agree that:

7.10.1	a meeting of the Board shall be convened and held at least once every 12 months;

7.10.2	a meeting of the Operating Board shall be convened and held at least once every three months;

7.10.3	all significant matters relating to the management and operations and business of the Group shall be discussed at meetings of and/or decided by the Operating Board;

7.10.4

unless otherwise agreed between all the Directors, there shall be given to each of the Directors of the Company and the members of the Operating Board not less than five Business Days’ prior written notice of any meeting of the Board of the Company and of the Operating Board, as the case may be, and every such notice shall be accompanied by a written agenda specifying the business of such meeting and copies of all papers that shall be relevant for such meeting;

7.10.5

in addition to any directors and observers which Cayman 5 may be otherwise entitled to appoint to the Board or Operating Board from time to time, for so long as Cayman 5 is entitled to appoint any Director, Cayman 5 shall be entitled to appoint one representative from each of UFG Private Equity and Goldman Sachs ESSG to be an observer, entitled to attend (but not vote at) all meetings of the Operating Board and to receive all materials relating to meetings of the Operating Board.

8	MONITORING FEES

8.1

For so long as Cayman 5 is the Controlling Party, during such time as the JV Provisions apply, and at all times following the Default Control Date, the Company shall pay or cause a member of the Group to pay an M&O Fee to Lion Capital (or any Affiliate thereof). The amount of the M&O Fee paid to Lion Capital (or any Affiliate thereof) in respect of such period shall not exceed, in any financial year, the aggregate of (a) 1.25% of budgeted EBITDA for the Group for that financial year, calculated on a pro rata basis according to the proportion of the financial year which has elapsed during such period; and (b) any out of pocket expenses reasonably incurred in provision of the services in relation to which the M&O Fee is paid, provided that, to the extent that any portion of the M&O Fee cannot be paid by a member of the Group without a member of the Group breaching a provision of the Finance Documents (and that portion cannot be paid by any other member(s) of the Group without a member of the Group breaching a provision of the Finance Documents), such portion of the M&O Fee shall not be required to be paid. Any amounts paid as expenses shall be paid to (or at the direction of) the Person claiming the expense.

8.2

Subject to the provisions of Clause 8.1, from the CEDC Control Effective Date until the Final Discharge Date the Company shall pay or cause a member of the Group to pay to Lion Capital (or an Affiliate thereof) and CEDC (or an Affiliate thereof) an M&O Fee. The amount of the M&O Fee paid in respect of such period shall be equal to the aggregate of (a) 1.25% of budgeted EBITDA for the Group for each financial year, calculated on a pro rata basis according to the proportion of the financial year which has elapsed during such period; and (b) any out of pocket expenses reasonably incurred in provision of the services in relation to which the M&O Fee is paid, provided that, to the extent that any portion of the M&O Fee cannot be paid by a member of the Group without a member of the Group breaching a provision of the Finance Documents (and that portion cannot be paid by any other member(s) of the Group without a member of the Group breaching a provision of the Finance Documents), such portion of the M&O Fee shall not be required to be paid. To the extent that an M&O Fee is paid, Lion Capital (or its designated Affiliate) and CEDC (or its designated Affiliate) shall each receive one half of such M&O Fee, excluding any out of pocket expenses referred to at (b) above. Any amounts paid as expenses shall be paid to (or at the direction of) the Person claiming the expense.

9	NON-SOLICITATION

9.1

For so long as any Lion Party is a Party to this Agreement and for a period of two years from the first date on which no Lion Party is a Party to this Agreement (the “Lion Cessation Date”), no Lion Party will, on its own account or on account of another Lion Party, entice or attempt to entice away from their employment or employ or attempt to employ any Person who, in the period between the date of this Agreement and the Lion Cessation Date, was an officer or an employee of a Group company, CEDC or an Affiliate of CEDC, in each case who was engaged in managerial work.

9.2	Until the earlier of:

9.2.1	two years following the Final Discharge Date; and

9.2.2	the Final Cayman 7 Call Option Completion Date,

(the “CEDC Cessation Date”), CEDC will not, on its own account or on account of any Affiliate of CEDC, entice or attempt to entice away from their employment or employ or attempt to employ any Person who, in the period between the date of this Agreement and the CEDC Cessation Date, was an officer or an employee of a Group company, a Lion Party or an Affiliate of any Lion Party, and in each case who was engaged in managerial work.

10	LIMITED PARTNERSHIP AGREEMENT

10.1	CEDC undertakes to Cayman 5 that it shall comply in a timely manner with its obligations under the Limited Partnership Agreement.

10.2	The General Partner undertakes to CEDC that it shall comply in a timely manner with its obligations under the Limited Partnership Agreement.

11	SELLERS’ PUT OPTION

CEDC undertakes that, in the event the Sellers’ Put Option is validly exercised, CEDC shall provide to Cayman 7, through the subscription of partnership interests in Cayman 7, with an amount in cash equal to the amount required to be paid by Lux 1 in relation to such exercise which Cayman 7 shall use to subscribe for ordinary shares and convertible preferred equity certificates (CPECs) in Lux 1.

12	DEED OF ADHERENCE

12.1

Subject to the provisions of Clause 12.2, no Transfer or allotment of any Shares shall be made unless the transferee or allottee shall have first executed a Deed of Adherence and such Deed shall have been delivered to the Company at its registered office and to the Shareholders.

12.2

No Deed of Adherence need be executed if the transferee or allottee, as the case may be, is already a Party to this Agreement (in the same capacity as that in which the transferor is a Party in respect of the Shares in question).

12.3

Each Party acknowledges and agrees that, upon the transferee or allottee duly executing a Deed of Adherence, such Person shall become a Party to this Agreement in accordance with the terms of that Deed of Adherence.

13	TERMINATION

13.1	This Agreement shall terminate (as between the Parties hereto) and be of no further force or effect upon the earliest of the following:

13.1.1	the written agreement of the Parties;

13.1.2	the Company going into liquidation whether voluntary or compulsory (other than for the purpose of an amalgamation or reconstruction approved by all the Parties);

13.1.3

the date on which the Outstanding Consideration (as defined in the Option Agreement) is paid in cash in full in accordance with the terms of the Option Agreement provided, however, that such payment occurs prior to the Holdco Call Option Exercise Date;

13.1.4	the Final Cayman 7 Call Option Completion Date.

13.2

On termination of this Agreement, Clauses 9 (Non Solicitation and Non-Compete), 13 (Termination), and 22 (Rights of Third Parties and no Recourse) to 26 (Governing Law) shall survive and continue in full force and effect, but all other rights and obligations of the Parties shall cease immediately. Termination does not affect the Parties’ accrued rights and obligations as at termination.

13.3

Subject to the provisions listed in Clause 13.2 which shall continue to apply to such Shareholder, if after the Default Control Date any one Shareholder ceases to hold any Shares in accordance with the terms of this Agreement, this Agreement shall cease to apply to such Shareholder (and if such Shareholder is Cayman 7, also to CEDC), and such Shareholder (and if such Shareholder is Cayman 7, also to CEDC) shall cease to enjoy the benefit of any provision of this Agreement, from the date it ceases to hold such securities but without prejudice to any rights, obligations or liabilities which may have accrued prior to the date on which such Shareholder ceased to hold any such securities. For the avoidance of doubt, any Party which at the Default Control Date does not hold Shares will not cease to be a Party by reason of the preceding sentence unless after the Default Control Date, it acquires Shares and subsequently disposes of its entire holding of Shares.

13.4	Termination of this Agreement shall not affect the terms of any agreement entered into between the Parties, or any successor of either of them holding Shares which replaces this Agreement.

13.5

References in this Agreement to any Person ceasing to be a Party to this Agreement shall mean this Agreement ceasing to apply to such Person in accordance with Clause 13.3 or this Agreement terminating pursuant to Clause 13.1.

14	TAX AND VCOC

14.1	For the purposes of this Clause 14, “Code” means the United States Internal Revenue Code of 1986, as amended, and any statute successor thereto.

Certain Tax Matters

14.1.1

The Parties agree that the “check the box” elections have been made, or will promptly upon execution of this Agreement be made, by those related entities set out in Schedule 6 and the Parties will not change or modify or procure the change or modification of the “check the box” elections or make any additional elections for US Tax purposes without the other Parties’ prior written approval, not to be unreasonably withheld or delayed.

14.1.2

The Parties intend that the Company shall be treated as a partnership for US tax purposes and no Party shall treat or elect to treat the Company in any other manner for US tax purposes without the consent of the other Parties, such consent not to be unreasonably withheld.

14.1.3

To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Shareholder (“Tax Advances”), the Company may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of any Shareholder shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Shareholder or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Shareholder. If a distribution to a Shareholder is actually reduced as a result of a Tax Advance, for all other purposes of this Agreement such Shareholder shall be treated as having received the amount of the distribution that is reduced by the Tax Advance. Each Shareholder hereby agrees to indemnify and hold harmless the Company and the other Shareholders from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or distributions or other payments to such other Shareholder.

14.2	Certain VCOC Matters

14.2.1

For so long as any Lion Party seeks to qualify as a VCOC Shareholder (as the term is defined in Clause 14.2.2 below), such Party shall be entitled individually to nominate at least one of the Persons to the Board to be nominated by that Lion Party. The Parties acknowledge that, on the date hereof, the Lion Holdcos are VCOC Shareholders.

14.2.2

The Company hereby agrees that for so long as any Shareholder or one of its Affiliates is a “venture capital operating company” (such Shareholder or Affiliate, a “VCOC Shareholder”), as defined in the regulations promulgated under the United States Employee Retirement Income Security Act of 1974, as amended, by the United States Department of Labor (the “Plan Asset Regulations”), and such VCOC Shareholder continues to hold, directly or indirectly, any Shares (or other securities of the Company into which such Shares may be converted or for which such Shares may be exchanged), without limitation on, or prejudice to, any of the other rights provided to the VCOC Shareholder under this Agreement or applicable law, the Company shall provide to such VCOC Shareholder or its designated representative:

(a)

such information and consultation rights and other assistance as such VCOC Shareholder may require to preserve its direct or indirect interest in the Company qualifying as a “Venture Capital Investment” (within the meaning of the Plan Asset Regulations) and, in connection with an Exit, such distribution of securities held directly or indirectly by the VCOC Shareholder or such other reasonable assistance such as to enable such Shareholder, in its discretion, to elect to commence its “distribution period” (within the meaning of the Plan Asset Regulations) or otherwise preserve its qualification as a “venture capital operating company” within the meaning of the Plan Asset Regulations, and the Parties will agree to such amendments to this Agreement as may be required by a VCOC Shareholder to preserve such qualification or permit such election or otherwise, provided that no such amendment would result in a material adverse effect on the operations or business of the Group, taken as a whole, or on the financial, legal or tax position of any other Shareholder;

(b)

prior notice of all material corporate actions (unless any such action is required to be disclosed to the general public, in which case, such VCOC Shareholder shall be deemed to have received notice pursuant to such disclosure) and the right to consult with the Company and members of the Group with respect to such actions; provided that the Company may provide such notice to the applicable designated representative of such VCOC Shareholder, which in turn shall be responsible forwarding such notice to the VCOC Shareholder the right to visit and inspect any of the offices and properties of the Group and inspect and copy the books and records of the members of the Group, at such times as the VCOC Shareholder or its designated representative shall reasonably request; and

(c)

the right to consult with appropriate officers and directors of the Company and each member of the Group periodically and at such times as reasonably requested by the VCOC Shareholder with respect to matters relating to the business, finances, accounts and affairs of the Company and the members of the Group. Any costs incurred by the Company as a result of compliance with this Clause 14.2.2 shall be borne by the Shareholder making such requests for such information.

14.2.3

The Company agrees to consider, in good faith, the recommendations of the VCOC Shareholder or its designated representative in connection with the matters on which it is consulted as described above, recognising that the ultimate discretion with respect to all such matters shall be retained by the Company.

15	ASSIGNMENT AND SUB-CONTRACTING

15.1

Subject to Clause 15.2, no Party shall be entitled to assign or transfer all or any of its rights, benefits or obligations under this Agreement in whole or in part without the prior written consent of the other Parties otherwise than pursuant to a Transfer in accordance in all respects with the provisions and requirements of this Agreement and the Articles.

15.2

In the event that the General Partner ceases to be the general partner of Cayman 7, each of the Parties shall take all such action as shall be in its power as shall be reasonably necessary (i) to release the General Partner from its rights and obligations under this Agreement and (ii) to substitute any replacement general partner of Cayman 7 as a Party in place of the General Partner.

16	EXCLUSION OF AGENCY, PARTNERSHIP OR JOINT VENTURE

Nothing in this Agreement or any arrangement contemplated by it shall be construed as establishing or implying any partnership between the Parties, and nothing in this Agreement shall be deemed to constitute either of the Parties as the agent of any other or to authorise any Party to hold itself out as agent or to bind, contract in the name of or to create a liability for any other in any way or for any purpose.

17	FURTHER ASSURANCE, CONFLICT AND COMPLIANCE WITH ARTICLES, ANTI-CORRUPTION PROVISIONS

17.1

Each Party shall, now or as required at any time in the future, do, or procure the doing by a third party of, so far as may be reasonably within its power and as may be reasonably requested of it, all acts and/or execute or procure the execution of all documents in a form reasonably satisfactory to the other Parties as is or are required to give full effect to the Transaction Documents and the transactions intended to be effected hereby and thereby and shall further (if necessary), so far as may be within its power, procure any required amendment to the Articles.

17.2

If there is any conflict or inconsistency between the provisions of this Agreement and the Articles, (i) this Agreement shall prevail, although nothing in this Agreement shall constitute an amendment of the Articles and (ii) the Shareholders shall take all lawful actions necessary to amend the Articles in order to implement the terms of this Agreement, and in any event, shall act in accordance with this Agreement.

17.3

The Company undertakes to each of the Shareholders that it shall, and shall procure that each Group Company and their respective directors, officers and employees shall, comply with all applicable anti-bribery and anti-corruption laws and regulations. Without prejudice to the generality of the foregoing, the Company shall, and shall procure that each Group Company and their respective directors, officers and employees shall, refrain from taking any action that would result in a violation by any direct or indirect investor in the Company of the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption laws which apply to it by virtue of such investor’s direct or indirect investment in the Company.

17.4

Without limiting the generality of the preceding Clause, the Company undertakes to each of the Shareholders that it shall, and shall procure that each Group Company and their respective directors, officers and employees shall, refrain from offering, promising to pay, or authorising the payment of any money, or offering, giving, promising to give, or authorising the giving of anything of value, to any officer, employee or any other Person acting in an official capacity for any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or for any public international organisation, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any Person knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

17.4.1	influencing any act or decision of such Government Official in his official capacity;

17.4.2	inducing such Government Official to do or omit to do any act in violation of his lawful duty;

17.4.3	securing any improper advantage;

17.4.4	inducing such Government Official to influence or affect any act or decision of any entity or enterprise owned or controlled by a government; or

17.4.5	assisting any Group Company in obtaining or retaining business for or with, or directing business to any Group Company.

18	ENTIRE AGREEMENT

This Agreement, and the documents referred to in it in agreed form together constitute the entire agreement and understanding of the Parties in relation to the matters the subject thereto and supersede any previous agreement between the Parties (whether written or oral) in relation to all or any of such matters and without prejudice to the generality of the foregoing, excludes any representation, warranty, condition or other undertaking implied at law or by custom other than where expressly contained in this Agreement, provided that nothing in this Clause shall exclude a Party from liability for fraudulent misrepresentation.

19	VARIATION

19.1

Subject to Clause 19.2, any variation of this Agreement must be in a written document and signed by each of the Parties or a duly authorised officer or representative of each of the Parties and where any such document exists and is so signed such Party shall not allege that the same is not binding by virtue of an absence of consideration.

19.2

If this Agreement ceases to apply to any Party pursuant to Clause 13.3, as from the date of such cessation and irrespective of whether the consent of such party would have been required pursuant to Clause 19.1, this Agreement may be varied without reference to or the need for signature of any relevant document by that Party, provided that (for the avoidance of doubt) such variation shall not give rise to any new or increased liability of that Party.

20	WAIVER

20.1

A delay in exercising, or failure to exercise, any right or remedy under this Agreement does not constitute a waiver of such or other rights or remedies nor shall operate so as to bar the exercise or enforcement thereof. No single or partial exercise of any right or remedy under this Agreement shall prevent further or other exercise of such or other rights or remedies.

20.2	No waiver by any Party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such Party.

20.3	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

21	ILLEGALITY AND SEVERANCE

21.1	The provisions contained in each Clause of this Agreement shall be enforceable independently of the others and the invalidity of any one provision shall not affect the validity of the others.

21.2

If a provision of this Agreement is, or but for this Clause would be, held to be illegal, invalid or unenforceable, in whole or in part, in the jurisdiction to which it pertains but would be legal, valid and enforceable if part of the provision was deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable in that jurisdiction, and any such illegality, invalidity or unenforceability in any jurisdiction shall not invalidate or render invalid or unenforceable such provisions in any other jurisdiction.

21.3

If a provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part and Clause 21.2 cannot be used to make it legal, valid and enforceable, a Party may require the other Parties to enter into a new agreement or deed under which those Parties undertake in the terms of the original provision, but subject to such amendments as the first Party specifies in order to make the provision legal, valid and enforceable provided however, that such amendments shall be the minimum required to make the provision legal, valid and enforceable and in order to honour so far as is legal, valid and enforceable the original intention of the Parties. No Party will be obliged to enter into a new agreement or deed that would increase its liability beyond that contained in this Agreement, had all its provisions been legal, valid and enforceable.

22	RIGHTS OF THIRD PARTIES AND NO RECOURSE

22.1

A Person who is not a Party to this Agreement or who does not execute a Deed of Adherence in accordance with this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from such Act.

22.2

Accordingly, this Agreement shall be binding upon and enure solely for the benefit of the Parties hereto and any Person who executes a Deed of Adherence in accordance with this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

22.3

Only the Parties that are signatories hereto shall have any obligation or liability under this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future representative of any Party or any current or future direct or indirect shareholder, member, general or limited partner or other beneficial owner of any Party or any of their respective representatives, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any such Person for any obligation of any Party under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

23	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each Party has executed at least one part or counterpart.

24	NOTICES

24.1

Any notice or other communication given under this Agreement shall be in writing and shall be served by delivering it to the Party due to receive it at the address or fax numbers set out in Clause 24.2 and shall be deemed to have been delivered in accordance with Clause 24.3.

24.2	The Parties’ addresses and fax numbers for the purposes of this Agreement are:

24.2.1	In the case of the Lion Parties, the General Partner, the Company and Cayman 7:

Lion Capital LLP

21 Grosvenor Place

London SW1X 7HF

United Kingdom

For the attention of: Javier Ferrán/James Cocker

Fax number: +44 20 7201 2222

with a courtesy copy (which shall not constitute notice) to:

Weil, Gotshal & Manges

One South Place

London EC2M 2WG

United Kingdom

For the attention of: Michael Francies/Ian Hamilton

Fax number: +44 20 7903 0990

24.2.2	In the case of CEDC:

CEDC Warsaw,

ul. Bobrowiecka 6

02-728 Warszawa

Poland

For the attention of: Bill Carey

Fax number: +48 22 455 1810/+1 941 330 9617

with a courtesy copy (which shall not constitute notice) to:

Dewey & LeBoeuf

No. 1 Minster Court

Mincing Lane

London EC3R 7YL

For the attention of: Steve Horvath

Fax number: +44 20 7459 5099

or such other address or fax number as the relevant Party notifies to the other Parties, which change of address shall only take effect if delivered and received in accordance Clause 24.3.

24.3	A notice so addressed shall be deemed to have been received:

24.3.1	if personally delivered, at the time of delivery;

24.3.2	if sent by pre-paid, recorded delivery or registered post, two Business Days after the date of posting to the relevant address;

24.3.3	if sent by registered air-mail, five Business Days after the date of posting to the relevant address; or

24.3.4

if sent by fax, on successful completion of its transmission as per a transmission report from the machine from which the fax was sent, save that if such notice or communication is received after the end of normal working hours (and “normal working hours” shall be deemed to be 8.30 am and 5.30 pm on any Business Day in the country of the recipient), such notice or communication shall be deemed to have been received on the next Business Day.

24.4

CEDC irrevocably authorises and appoints Law Debenture Corporate Services Limited presently at Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom as its agent for service of notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent in accordance with this Clause 24 shall be deemed to be effective service on CEDC.

24.5

Each of Cayman 4, Cayman 5, Cayman 6, Cayman 7 and the General Partner irrevocably authorises and appoints Lion Capital LLP whose registered address is at 21 Grosvenor Place, London, SW1X 7HF United Kingdom as their agent for service of notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent in accordance with this Clause 24 shall be deemed to be effective service on Cayman 4, Cayman 5, Cayman 6, Cayman 7 or the General Partner, as the case may be.

24.6	Any Party may appoint a substitute agent for service for the purposes of Clause 24.4 or 24.5 by giving notice to the other Parties pursuant to Clauses 24.1 to 24.3.

25	JURISDICTION

The Parties irrevocably agree that, subject as provided below, the courts of England shall have exclusive jurisdiction over any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual claims). Nothing in this Clause 25 shall limit the right of the Parties to commence proceedings to seek equitable (or equivalent) relief or to seek enforcement of a final non-appealable judgment of the courts of England in any court of an Approved Jurisdiction which has competent jurisdiction, nor shall the commencement of such proceedings in any one or more Approved Jurisdictions preclude the commencement of similar proceedings in any other Approved Jurisdiction, whether concurrently or not, to the extent permitted by the law of such other Approved Jurisdiction. No Party shall be entitled to commence proceedings in any court in any jurisdiction other than England or of an Approved Jurisdiction.

26	GOVERNING LAW

This Agreement and all matters (including, without limitation, any contractual or non-contractual obligation) arising from or connected with it are governed by, and will be construed in accordance with, English law.

SCHEDULE 1

DEED OF ADHERENCE

DEED OF ADHERENCE dated • made by • (the “Adhering Party”) in favour of the Persons whose names are set out in the schedule to this deed.

RECITALS

(A)	This deed is supplemental to the Governance and Shareholders Agreement dated [•] made between Cayman 7, Cayman 4, Cayman 5, the Company, the General Partner and CEDC (the “Shareholders Agreement”).

(B)	[Name of transferring Shareholder] has agreed to transfer [a portion] [all] of its Shares to the Adhering Party and this deed is entered into pursuant to Clause 12 of the Shareholders Agreement.

1	REPRESENTATIONS AND WARRANTIES

The Adhering Party warrants, as of the date of this deed, to the other Parties that:

(a)

it has full power and authority, without requiring the consent of any other Person, and has taken all necessary actions, to enter into and exercise its rights and perform its obligations under this deed and the Shareholders Agreement;

(b)

the provisions of this deed or the Shareholders Agreement will not result in a breach of any provision of the Adhering Party’s constitutional documents or result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound; and

(c)	this deed and the Shareholders Agreement constitute lawful, valid and binding obligations of the Adhering Party in accordance with its terms.

2	OPERATIVE PROVISIONS

The Adhering Party confirms that it has been given and read a copy of the Shareholders Agreement and covenants with each Person named in the schedule to this deed to perform and be bound by all the terms of the Shareholders Agreement as if the Adhering Party were [capacity in which the party is to adhere to be inserted] for the purposes of the Shareholders Agreement;

3	NOTICES

Any notice or other communication given under the Shareholders Agreement shall be in writing and shall be served by delivering it to the Adhering Party at the address or fax numbers set out below:

The Adhering Party’s address and fax number for the purposes of the Shareholders Agreement are:

[•]

For the attention of: [•]

Fax number: [•]

with a courtesy copy (which shall not constitute notice) to:

[•]

For the attention of: [•]

Fax number: [•]

or such other address or fax number as the Adhering Party notifies to the other Parties, which change of address shall only take effect if delivered and received in accordance with Clause 24.3 of the Shareholders Agreement.

4	A notice so addressed shall be deemed to have been received in accordance with Clause 24.3 of the Shareholders Agreement.

5	Unless the context requires otherwise, words and expressions defined in the Shareholders Agreement shall have the same meaning when used in this deed.

6	This deed is governed by English law.

DULY EXECUTED AND DELIVERED

AS A DEED ON THE DATE STATED ABOVE

[ADHERING PARTY]

[Appropriate deed execution clause]

by:

Acknowledged and Accepted:

[COMPANY]

by:

SCHEDULE 2

CEDC MINORITY RIGHTS

This Schedule sets out the provisions which will apply at all times when CEDC is the Minority Party.

Notwithstanding any other provision of this Agreement, each of the rights set out in this Schedule 2 (excluding the rights set out in paragraph 9(a) of this Schedule 2) is subject to and accordingly shall be limited by any applicable obligations, restrictions or permissions contained in the Finance Documents, provided always that this carve-out shall not apply where such obligation, restriction or permission arises as a result of any amendment to a Finance Document after the date of this Agreement and such amendment has not received prior Minority Consent.

Notwithstanding the provisions of paragraphs 2, 3 and 4 of this Schedule, any transaction or arrangement contemplated by such paragraphs which occurs or would occur exclusively amongst members of the Group, shall not require Minority Consent.

Capital Increases

1

No Group Company shall, without Minority Consent, make a Capital Increase provided that, this restriction shall not apply (i) where the Capital Increase, in the reasonable opinion of the Controlling Party, is required because a member of the Group is in a Distress Situation; (ii) where the Capital Increase takes place in order to allow Cayman 7 to fund Lux 1 with the funds received by Cayman 7 from CEDC pursuant to Clause 11; or (iii) where the Capital Increase takes place between members of the Group.

Where a Capital Increase takes place in a Distress Situation, CEDC shall be offered the opportunity via Cayman 7 before any other party to subscribe for all shares proposed to be issued under, but shall not in any circumstances have the right to prevent, the Capital Increase and the provisions of paragraphs 1.2 to 1.7 of Schedule 5 shall apply. Any Capital Increases during a Distress Situation shall be limited to raising an amount which the Controlling Party, acting reasonably, deems necessary, following consultation with the Minority Party, to: i) cure the Distress Situation; and ii) prevent another Distress Situation from arising within the following twelve months.

Any participation of CEDC in a Capital Increase shall be made by CEDC providing funds to Cayman 7 to allow it to participate in the Capital Increase.

Debt Finance

2	No Group Company shall, without Minority Consent:

(a)

prepay or cancel any Indebtedness of an amount in excess of $5 million in aggregate from the date of this Agreement, provided that this restriction shall not apply in respect of (i) Net Working Capital Facilities; and (ii) mandatory repayments of debt principal amounts;

(b)	make any material amendments to the terms of any Indebtedness in excess of $5 million in aggregate from the date of this Agreement;

(c)

incur any Indebtedness of an amount in excess of $5 million in aggregate from the date of this Agreement, provided that: (i) where the Minority Consent has been received in respect of committed but undrawn arrangements for Indebtedness in excess of $5 million in aggregate from the date of this Agreement; or (ii) in respect of the facilities provided under the Finance Documents, Minority Consent will not be required for the utilisation of such facilities;

(d)

incur any Indebtedness, or make any amendment to the terms of any existing Indebtedness, the terms of which (or, in the case of an amendment, the terms of which amendment) provide for or may require (i) payment of any new or additional fee or amount; (ii) prepayment or acceleration of payment of any existing amount; (iii) termination; (iv) negotiation or material variation of terms by the counterparty in each case as a result of CEDC becoming the Controlling Party provided that this restriction shall not prevent the utilisation of amounts available under the Finance Documents;

(e)

incur any Indebtedness, or make any amendment to the terms of any existing Indebtedness, the terms of which (or, in the case of amendment, the terms of which amendment) the Controlling Party reasonably believes, is or has become aware or has been notified, will, prior to the CEDC Control Effective Date, cause an event of default in respect of any material Indebtedness to which CEDC or any Affiliate of CEDC is a party, provided that this provision shall not require the Controlling Party to make any enquiry as to the terms of any Indebtedness of CEDC or its Affiliates;

(f)

create or permit to be created any Encumbrance over any of the assets of any member of the Group, except: (i) in accordance with Finance Documents; (ii) in accordance with the terms of any Indebtedness otherwise permitted under this Agreement; or (iii) any Encumbrance arising in the ordinary course of trading;

(g)	enter into or unwind any hedging or swap arrangements in respect of a notional amount in excess of $5 million in aggregate from the date of this Agreement;

(h)	enter into any off balance sheet commitments in excess of $5 million in aggregate from the date of this Agreement; or

(i)	agree to do any of the foregoing.

Acquisitions and Disposals

3	No Group Company shall, without Minority Consent:

(a)

acquire any interest in any business, company or tangible or intangible assets (i) the consideration for which, when aggregated with that paid for any previous such acquisitions made after the date of this Agreement, exceeds $5 million; or (ii) which was loss-making in the 12 months prior to the date of acquisition; or (iii) which will not, following acquisition, be controlled by a member of the Group except, in each case, as previously contained or provided for in the Budget; or

(b)	enter into any joint venture, revenue sharing or profit sharing arrangement; or

(c)

dispose of any interest in any business, company, or assets: (i) where the higher of (a) consideration actually received for such disposal and (b) the Fair Market Value of the assets disposed of exceeds $5 million; or (ii) the disposal of any interests, either alone or in aggregate, that may have the same effect; provided that Minority Consent shall not be required in respect of any disposal required pursuant to Clause 3.3; or

(d)	agree to do any of the foregoing.

Material Contracts

4	No Group Company shall, without Minority Consent, enter into or agree to enter into any agreement or make any amendment to any existing agreement:

(a)

which (or, in the case of an amendment, which amendment) is reasonably likely to have a material impact (either positive or negative) upon the profitability of the Group, taken as a whole, or upon the net asset value of the Group; or

(b)

which (or, in the case of an amendment, which amendment) provides for or may require (i) payment of any new or additional fee or amount; (ii) prepayment or acceleration of payment of any existing amount; (iii) termination; (iv) negotiation or material variation of terms by the counterparty in each case as a result of CEDC becoming the Controlling Party; or

(c)	which is outside the ordinary course of business and is material to the business the Group taken as a whole,

save as may otherwise be agreed between Cayman 4, Cayman 5 and CEDC. For the avoidance of doubt, any settlement agreement in respect of any First Earnout Amount, Second Earnout Amount or any combination or part thereof shall be considered to be subject to this paragraph 4.

Management

5

The final form of the Budget and any material amendments to or deviations from it, taken as a whole, including but not limited to investments outside the Budget, shall not be approved or take effect without Minority Consent.

6	The appointment or dismissal of any member of Senior Management or material changes to the role or job description of any member of Senior Management shall not take place without Minority Consent.

7

No material change to the terms of the incentive structure or the compensation awarded to Senior Management shall be made after 31 December 2009 without Minority Consent, save as may otherwise be agreed between Cayman 4, Cayman 5 and CEDC.

8

The Minority Party shall have the right to appoint two Directors to each of the Board and the Operating Board, provided always that this shall in no circumstances constitute a majority of the Board or the Operating Board and no limit shall be placed on the number of Directors who may be appointed to the Board or the Operating Board by the Controlling Party. The appointees made by the Minority Party pursuant to this paragraph shall also have the right to attend meetings of the Shareholders.

Information

9	The Controlling Party shall deliver to the Minority Party:

(a)

upon written request, and as soon as practicable, all information required to allow the Minority Party to comply with applicable listing, reporting and disclosure rules, regulations and requirements of applicable governmental entities and securities exchanges, including, without limitation, the United States Securities and Exchange Commission, the Polish Securities and Exchange Commission, NASDAQ, the Warsaw Stock Exchange, and any other securities exchange on which any security of the Minority Party is listed or admitted for trading;

(b)

monthly management accounts, prepared substantially in accordance with CEDC group format, as soon as reasonably practicable following the end of the relevant month, commencing as soon as reasonably practicable following the date of this Agreement; and

(c)

quarterly management accounts prepared substantially in accordance with the CEDC group format as soon as reasonably practicable following the end of the relevant quarter, commencing as soon as reasonably practicable following the date of this Agreement; and

(d)	annual audited financial information as soon as reasonably practicable following the end of the relevant financial period,

and shall (i) disclose to the Minority Party any matters of which it becomes aware which could reasonably be expected to have a material and adverse impact on the operations and condition of the Group; (ii) keep the Minority Party apprised of the performance of the Group and allow the Minority Party reasonable access to the management of the Group and to the executives of Lion Capital; and (iii) allow the Minority Party direct access to the auditors of the Group, including during pre-audit planning and post audit review, in consultation with the Group’s chief financial officer.

10

All compliance, financial reporting, audit, and audit related costs, shall be borne by the Group except where such costs relate to activities in which the Group would not engage, but for the other provisions of this paragraph 10. The costs that the Group shall be required to bear in connection with such activities shall be limited to a maximum of $300,000 per calendar year. Any costs in excess of $300,000 in any calendar year incurred in connection with such activities shall be borne by CEDC.

Related Party Transactions

11

No Group Company shall, without Minority Consent, enter into or agree to enter into any or a series of related Related Party Transactions with a value in excess of $250,000 in aggregate per annum, except the payment of M&O Fees (and related expenses).

Dividends

12	No Group Company shall without Minority Consent declare, pay or otherwise make any dividend or other distribution (whether in cash or in specie) other than to another Group Company.

13

After the later of: (i) the date falling immediately after the Cayman 7 Call Option Completion Date in respect of the Third Cayman 7 Call Option; and (ii) 31 July 2011, and provided that the Holdco Put Option has not been exercised, the Minority Party may require (having given not less than 30 days’ written notice to the Controlling Party) that the Company pays a cash dividend to the Shareholders up to the Maximum Dividend Amount, and that any amounts necessary to be paid from any Subsidiaries of the Company to allow such a dividend shall be paid (but without requiring any member of the Group to incur any Indebtedness to any person (other than to another member of the Group)), subject to the following:

(a)	any such dividend received by Cayman 7 shall be applied to the extent required by, and in accordance with the provisions of, the Option Agreement and the Limited Partnership Agreement;

(b)

the payment of such dividend shall be subject to all applicable legal and contractual restrictions applicable to the Company or any of its Subsidiaries, which restrictions shall include any legal or contractual restrictions applicable to the direct or indirect provision of funds to the Company by any of its Subsidiaries (whether by dividend, loan or otherwise) which may be necessary in order to enable the Company to pay such dividend without any member of the Group incurring any Indebtedness to any Person (other than to another member of the Group);

(c)	no such dividend shall be payable if:

(i)	following the payment of such dividend, less than the Minimum Cash Amount would remain held in cash in Lux 3;

(ii)	following such dividend the Leverage Ratio (taking into account the payment of such dividend) would be greater than 2.0; or

(iii)

the payment of such dividend is not permitted pursuant to the conditions of paragraph f(ii) of the definition of “Permitted Payment” as such term is defined in the Senior Facilities Agreement (in the form amended as at, or prior to, the date of this Agreement) and, where necessary in order to interpret such provisions, incorporating relevant defined terms from the Senior Facilities Agreement); and

(d)	the Minority Party may only request two such dividends to be paid in any financial year, provided that such requests are not less than 90 days apart.

14	For the purposes of paragraph 13 above:

(a)

the “Minimum Cash Amount” shall mean $30 million, save that where the dividend is paid on the Final Cayman 7 Call Option Completion Date and the Final Cayman 7 Call Option is completed in full on that date in accordance with its terms, the “Minimum Cash Amount” shall mean $0; and

(b)

the “Maximum Dividend Amount” shall mean the maximum cash dividend which the Company is able to pay at the relevant time, taking into account the restrictions mentioned in paragraphs 13(b) and 13(c) above and after having made appropriate payment, withholding or reservation of all taxes payable in connection with such dividend.

15

CEDC may require that Lux 2 shall, so far as it is able, repay the Vendor Loan Notes in whole or in part at any time following the later of: (i) the date falling immediately after the Cayman 7 Call Option Completion Date in respect of the Third Cayman 7 Call Option; and (ii) 31 July 2011, provided that following such repayment at least $20 million would remain held in cash in Lux 3.

Miscellaneous

16	None of the following shall take place without Minority Consent:

(a)	any change to the financial year end of any member of the Group;

(b)	any change to the auditors of any member of the Group;

(c)	the liquidation or winding up of any member of the Group;

(d)	the commencement or settlement of any material litigation (whether actual or threatened);

(e)	any material change to the constitutional documents of any member of the Group;

(f)	any material change to the accounting policies and/or practices of any member of the Group;

(g)	the establishment of any new, or the winding up or dissolution (by whatever means) of any existing, Subsidiary;

(h)	the passing of any special resolution of the Company at a general meeting;

(i)	any consolidation, subdivision, conversion or cancellation of the share capital of any member of the Group;

(j)	any compromise or arrangement between the Company and its members proposed under the Companies Law; or

(k)	any scheme involving the transfer of shares or any class of shares of the Company to another company under the Companies Law.

17

The Controlling Party shall not, without Minority Consent, take any action (and the Controlling Shareholder shall procure that each of its Affiliates shall not take any action) in respect of the Group which will or is reasonably likely to be materially prejudicial to the ability of CEDC to enforce security in the event of a default by Cayman 7 of its obligations under this Agreement. For the avoidance of doubt, this right extends, without limitation, to restructurings of the Group howsoever effected and to restructurings, whether directly or indirectly, of Cayman 4 or Cayman 5’s investment in, or rights of ownership over, the Group, howsoever effected.

Minority Consent

18

Minority Consent shall be given (or denied) within ten Business Days of the date of request by the Controlling Party. If no response is received from the Minority Party within ten Business Days following the date of request by the Controlling Party, Minority Consent shall be deemed to have been given.

19	Minority Consent shall not be unreasonably withheld and the Minority Party agrees to give reasonable consideration to any request for Minority Consent.

20

CEDC shall be permitted to withhold Minority Consent in circumstances where it believes, acting reasonably, that to do so would be adverse to any security interests granted to it pursuant to the terms of the Transaction Documents.

SCHEDULE 3

JV PROVISIONS

This Schedule sets out the provisions which will apply from the JV Effective Date.

Notwithstanding any other provision of this Agreement, each of the rights set out in this Schedule 3 (except those rights set out in paragraph 1.8 of this Schedule 3) is subject to and accordingly shall be limited by any applicable obligations, restrictions or permissions contained in the Finance Documents, provided always that this carve-out shall not apply where such obligation, restriction or permission arises as a result of any amendment to a Finance Document after the date of this Agreement and such amendment has not received prior Minority Consent.

PART I

1	MANAGEMENT

1.1	The Board will be responsible for overall management and supervision of the Company, subject to the terms of Part II.

1.2	The Board will consist of an equal number of Lion Directors and CEDC Directors. Unless otherwise agreed by all the Parties, there will be two Lion Directors and two CEDC Directors.

1.3	The Lion Parties shall have the right to appoint and remove the Lion Directors. CEDC shall have the right to appoint and remove the CEDC Directors.

1.4

The chairman of the Board (the “Chairman”) will be one of the Directors nominated by the Lion Directors. If the Chairman for the time being is unable to attend any meeting of the Board or the Shareholders, the Lion Parties will be entitled to appoint another Director to act as chairman in his place at the meeting.

1.5	The Chairman will not have a second or casting vote at Board or Shareholders Meetings.

1.6	As a common practice, unanimity will be sought at Board meetings. If a disagreement appears, the Chairman will use his best efforts to reconcile the different viewpoints between the Directors.

1.7	The business of the Group shall be conducted in the ordinary course and in a manner similar in all material respects to that carried on in the 12 months ended on the date of this Agreement.

1.8

The Company shall deliver to CEDC, upon written request and within a reasonable timeframe, all information required to allow CEDC to comply with applicable listing, reporting and disclosure rules, regulations and requirements of applicable governmental entities and securities exchanges, including, without limitation, the United States Securities and Exchange Commission, the Polish Securities and Exchange Commission, NASDAQ, the Warsaw Stock Exchange, and any other securities exchange on which any security of CEDC is listed or admitted for trading.

PART II

Throughout this Part II references to the Company are deemed to apply equally to each Group Company.

2	MATTERS REQUIRING BOARD CONSENT

2.1

No decision relating to any of the following matters (“Board Consent Matters”) will be taken (whether by the Board, the Company or any of the officers or managers within the Group) unless and until the Board has unanimously voted in favour of the decision at a meeting of the Board properly convened and held, except to the extent provided for in the relevant Budget or expressly permitted pursuant to this Agreement:

2.1.1	any change in the memorandum and articles of association of the Company or the passing of any ordinary or special resolutions;

2.1.2

any material change in the nature of the business of the Group or material extension of the Company’s activities outside the scope of the business of the Group or the commencement of any new business not being ancillary or incidental to the business of the Group;

2.1.3	any change in the trading name or mark of the Group;

2.1.4

the sale of the whole (or substantially the whole) of the assets of the Company or an acquisition by the Company or subscription by the Company for, or the purchase by the Company of, any part of the issued share capital or of the assets of another company or the formation or acquisition of any Subsidiary;

2.1.5	the making of any material acquisition or disposal by the Company (including any material acquisition or grant of any licence) of or relating to any intellectual property rights;

2.1.6

the sale, lease, license, assignment or other disposal of any part of the undertaking or the assets of the Company at a total cost to the Company per transaction exceeding $250,000 and $2 million in aggregate across the Group otherwise than in the ordinary course of business;

2.1.7

the creation, extension, granting, issue or redemption of any debenture, mortgage, charge or other Encumbrance over the whole or any part of the business or assets (other than Encumbrances arising in the ordinary course of trading) or over any share forming part of the authorised or issued share capital of the Company, or an agreement to do so;

2.1.8	the merger or acquisition of the Company with or by any other company or concern;

2.1.9	the entering into of any partnership, joint venture or profit sharing arrangement with any Person;

2.1.10

any change in the authorised or issued share capital of the Company including the creation, allotment, issue, repayment or redemption or agreement to create, allot, issue, repay or redeem any of its share or loan capital or other securities convertible into shares, or granting or agreement to grant any option in respect thereto;

2.1.11	the variation of rights attaching to any shares in the capital of the Company;

2.1.12	the declaration, payment or making of a dividend or other distribution or payment made out of profits other than as permitted by this Agreement, the Articles or otherwise;

2.1.13	any change in the Company’s auditors (or any material change in their remuneration), or accounting reference date;

2.1.14

any approval or amendment of the annual accounts, or the Company’s agreed accounting practices and policies except where any such change is recommended by the auditors of the Company as a consequence of a change in accounting standards applicable to companies carrying on businesses of a similar nature to the business or as a consequence of a change in law, and any activity outside the scope of the Budget;

2.1.15	the giving or agreement to give by the Company of any indemnity or guarantee whatsoever;

2.1.16

the entering into or agreement to enter into a long term (long term meaning, for this purpose, being incapable of being terminated within 12 months), onerous or unusual agreement or arrangement or commitment (in terms of value, obligations or subject matter) or out of the ordinary course of business or otherwise than at arm’s length;

2.1.17

the taking on of any obligation of the Company involving capital expenditure or commitments requiring capital expenditure in excess of $2 million for an individual contract or $5 million in aggregate in any 12 month period;

2.1.18

the entering into an agreement or arrangement outside the ordinary course of business or other than at arm’s length and for full value with any Shareholder or Affiliate thereof or any director or former director or such Shareholder or Affiliate thereof (other than in relation to the payment of M&O Fees);

2.1.19	any giving of notice of termination of any agreements of a material nature in the context of the business or the making of any material variation or amendment to such agreements;

2.1.20

any borrowing or raising of money by the Company outside the ordinary course of business in excess of $5 million or any borrowing or raising of money by the Company in the ordinary course of business in excess of $10 million, in each case within any 12 month period except any borrowing under any Net Working Capital Facility; any payment of its creditors other than in the ordinary course of business; any change in the Company’s policy in relation to the payment of creditors; the repayment of any Indebtedness of amounts greater than $2 million, unless such repayment is a mandatory repayment under the term of the applicable facility or is a payment under a Net Working Capital Facility; or any amendment or agreement to amend the terms of its borrowing or Indebtedness or to amend, cancel, release or assign any Indebtedness owed to it or any claims held by it;

2.1.21

any commencement, compromise, settlement or waiver of a right in relation to litigation or arbitration proceedings or other similar proceedings, except in relation to debt collection not exceeding $5 million in the ordinary course of business;

2.1.22

the appointment, remuneration, compensation, transfer and discharge of any member of Senior Management or material alteration to or agreement to materially alter any terms of employment or benefits of its employees or alteration of any working practices or collective agreement relating to such practices;

2.1.23

establishing or amending any bonus, profit sharing, share option or other incentive scheme or similar arrangement for any director or employee of the Company other than in the ordinary course of business;

2.1.24

the adoption of, or participation by the Company in, any pension scheme or the amendment of any existing pension scheme of the Company or, except in compliance with the advice of actuaries appointed at a quorate meeting of the Directors to review such scheme, any variation in or cessation of the contributions made by the Company to any such scheme;

2.1.25	the appointment of any directors to any board of any member of Group, except the Company;

2.1.26

the making of any material agreement with any revenue authorities or other taxing authority or the making, granting or allowing of any claim, disclaimer, surrender, election or consent for taxation purposes in relation to the Company, its business, assets or undertaking;

2.1.27	the entering into the occupation, purchase, sale, transfer, lease or licence of any material freehold or leasehold property;

2.1.28

the variation of any terms of any of the Company’s material policies of insurance or the taking out of any additional or replacement policies of insurance other than renewals of the Company’s policies on substantially the same terms as those in force;

2.1.29	the recommendation that the Company should seek a listing and the agreement or recommendation of any matters ancillary to such application (including any relevant changes to the Articles);

2.1.30

appointing any committee of the Board or delegating any of the powers of the Board to any committee (provided that, for these purposes, the “Company” shall not refer to any Group Company other than the Company); or

2.1.31	the grant of any power of attorney other than in the ordinary course of business;

2.1.32

the approval of the balance sheet and profit and income statement or any other account of the Company (provided that, for these purposes, the “Company” shall not refer to any Group Company other than the Company); or

2.1.33

the making of any petition or resolution to wind up the Company or any petition for any administration order or any order having similar effect in a different jurisdiction in relation to the Company unless in any case the Company is at the relevant time insolvent and the Directors reasonably consider (taking into account their fiduciary duties) that it ought to be wound up.

2.2	No provision of paragraph 2.1 to this Schedule 3 shall prohibit any transaction or arrangement exclusively between members of the Group.

SCHEDULE 4

CAYMAN 5 MINORITY PROVISIONS

This Schedule sets out the provisions which will apply at all times when Cayman 5 is the Minority Party.

Notwithstanding any other provision of this Agreement, each of the rights set out in this Schedule 4 is subject to and accordingly shall be limited by any applicable obligations, restrictions or permissions contained in the Finance Documents, provided always that this carve-out shall not apply where such obligation, restriction or permission arises as a result of any amendment to a Finance Document after the date of this Agreement and such amendment has not received prior Minority Consent.

Notwithstanding the provisions of paragraphs 2, 3 and 4 of this Schedule, any transaction or arrangement contemplated by such paragraphs which occurs or would occur exclusively amongst members of the Group, shall not require Minority Consent.

Capital Increases

1

No Group Company shall, without Minority Consent make a Capital Increase and issue any securities or interests pursuant thereto to any Person other than Cayman 7 or a wholly-owned subsidiary of Cayman 7, and Cayman 7 shall pledge all such securities or interests for which it subscribes pursuant to this paragraph pursuant to the terms of the Cayman 7 Pledge.

Debt Finance

2

No Group Company shall, without Minority Consent incur any Indebtedness or make any amendment to the terms of any existing Indebtedness, the terms of which (or, in the case of an amendment, the terms of which amendment) (A) provide for or may require (i) payment of any new or additional fee or amount; (ii) prepayment or acceleration of payment of any existing amount; (iii) termination; (iv) negotiation or material variation of terms by the counterparty in each case as a result of Cayman 5 or any Affiliate thereof becoming the Controlling Party; or (B) prevent or restrict the payment of the M&O Fee (and related expenses).

3

No Group Company shall, without Minority Consent, make or enter into any Indebtedness which includes any provision (whether a cross-default provision, a mandatory pre-payment provision or otherwise) which relates in any way to CEDC or any of its Affiliates (other than members of the Group).

4

Without limitation to the foregoing, no Group Company shall, except following reasonable consultation with the Minority Party, enter into any material refinancing of, or amendments to the terms of, any existing Indebtedness of the Group where such Indebtedness is in excess of $5 million in aggregate from the date of this Agreement.

Acquisitions and Disposals

3	No Group Company shall, without Minority Consent:

(a)

acquire any interest in any business, company or tangible or intangible assets, the consideration for which, when aggregated with that paid for any previous acquisitions made after the date of this Agreement, exceeds $10 million; or (ii) which was loss making in the 12 months prior to the date of the acquisition; or

(b)

dispose of any interest in any business, company, or assets (i) where the higher of (a) consideration actually received for such disposal, when aggregated with that received from any previous disposals, and (b) the fair market value of the assets disposed of exceeds $10 million; or (ii) which are necessary for the continuation of the business of the Group in the manner carried on at the date of this Agreement; or

(c)	agree to do any of the foregoing.

Material Contracts

4

No Group Company shall, without Minority Consent, enter into or agree to enter into any agreement or make any amendment to any existing agreement the terms of which (or, in the case of an amendment, which amendment) provide for or may require (i) payment of any new fee or amount; (ii) prepayment or acceleration of payment of any existing amount; (iii) termination; (iv) negotiation or material variation of terms by the counterparty as a result of Cayman 5 or any Affiliate thereof becoming Controlling Party.

Management

5

The Minority Party shall have the right to appoint two Directors to the Board and the Operating Board, provided always that this shall in no circumstances constitute a majority of the Board or the Operating Board and no limit shall be placed on the number of Directors who may be appointed to the Board or the Operating Board by the Controlling Party. The appointees made by the Minority Party pursuant to this paragraph shall also have the right to attend meetings of the Shareholders.

6	The Controlling Party shall deliver to the Minority Party:

(a)

all information reasonably required by the Minority Party to allow it or its Affiliates (i) to comply with applicable statutory reporting or regulatory conduct of business requirements; and (ii) to evaluate its or their investment in the Group and report to its or their investors in the ordinary course;

(b)	monthly management accounts, prepared substantially in accordance with CEDC group format, as soon as reasonably practicable following the end of the relevant month;

(c)	quarterly management accounts prepared substantially in accordance with the CEDC group format as soon as reasonably practicable following the end of the relevant quarter;

(d)	annual audited financial information as soon as reasonably practicable following the end of the relevant financial period; and

(e)	the Budget,

and shall (i) disclose to the Minority Party any matters of which it becomes aware which could reasonably be expected to have a material and adverse impact on the operations and condition of the Group; and (ii) keep the Minority apprised of the performance of the Group and allow the Minority Party reasonable access to the management of the Group and to CEDC group management.

7

All compliance, financial reporting, audit, and audit related costs, shall be borne by the Group except where such costs relate to activities in which the Group would not engage, but for the other provisions of this paragraph 7. The costs that the Group shall be required to bear in connection with such activities shall be limited to a maximum of $300,000 per calendar year. Any costs in excess of $300,000 in any calendar year incurred in connection with such activities shall be borne by CEDC.

Related Party Transactions

8

No Group Company shall, without Minority Consent, enter into any Related Party Transaction or series of related Related Party Transactions with a value in excess of $250,000 in aggregate per annum, provided that Minority Consent may not be withheld in respect of any such Related Party Transactions which the Controlling Party has demonstrated to the reasonable satisfaction of the Minority Party, (i) are entered into in the ordinary course of trading; (ii) are entered into on arm’s length terms; (iii) are working capital neutral to the Group; (iv) do not increase counterparty credit risk for the Group; and (v) where applicable, generate margins for the Group which are comparable to those given to other parties by the related party.

Dividends

9

The Company may (having given not less than 30 days’ written notice to the Minority Party) declare, pay or otherwise make any dividend or other distribution (whether in cash or in specie) subject to the following:

(a)	any such dividend received by Cayman 7 shall be applied to the extent required by, and in accordance with the provisions of, the Option Agreement and the Limited Partnership Agreement;

(b)

the payment of such dividend shall be subject to all applicable legal and contractual restrictions applicable to the Company or any of its Subsidiaries, which restrictions shall include any legal or contractual restrictions applicable to the direct or indirect provision of funds to the Company by any of its Subsidiaries (whether by dividend, loan or otherwise) which may be necessary in order to enable the Company to pay such dividend without any member of the Group incurring any Indebtedness to any Person (other than to another member of the Group);

(c)	no such dividend shall be payable if:

(i)	following the payment of such dividend, less than the Minimum Cash Amount would remain held in cash in Lux 3;

(ii)	following such dividend the Leverage Ratio (taking into account the payment of such dividend) would be greater than 2.0; or

(iii)

the payment of such dividend is not permitted pursuant to the conditions of paragraph f(ii) of the definition of “Permitted Payment” as such term is defined in the Senior Facilities Agreement (in the form amended as at, or prior to, the date of this Agreement) and, where necessary in order to interpret such provisions, incorporating relevant defined terms from the Senior Facilities Agreement).

10	For the purposes of paragraph 9 above:

(a)

the “Minimum Cash Amount” shall mean $30 million, save that where the dividend is paid on the Final Cayman 7 Call Option Completion Date and the Final Cayman 7 Call Option is completed in full on that date in accordance with its terms, the “Minimum Cash Amount” shall mean $0; and

(b)

the “Maximum Dividend Amount” shall mean the maximum cash dividend which the Company is able to pay at the relevant time, taking into account the restrictions mentioned in paragraphs 9(b) and 9(c) above and after having made appropriate payment, withholding or reservation of all taxes payable in connection with such dividend.

Miscellaneous

11

The Controlling Party shall not, without Minority Consent, take any action (and the Controlling Shareholder shall procure that each of its Affiliates shall not take any action) in respect of the Group which will or is reasonably likely to be materially prejudicial to the ability of the Lion Holdcos to enforce security in the event of a default by Cayman 7 of its obligations under this Agreement. For the avoidance of doubt, this right extends, without limitation, to restructurings of the Group howsoever effected and to restructurings, whether directly or indirectly, of CEDC’s investment in, or rights of ownership over, the Group, howsoever effected.

Minority Consent

12

Minority Consent shall be given (or denied) within ten Business Days of the date of request by the Controlling Party. If no response is received from the Minority Party within ten Business Days following the date of request by the Controlling Party, Minority Consent shall be deemed to have been given.

13	Minority Consent shall not be unreasonably withheld and the Minority Party agrees to give reasonable consideration to any request for Minority Consent.

SCHEDULE 5

DEFAULT GOVERNANCE PROVISIONS

This Schedule sets out the provisions which will apply at all times from the Default Control Date.

1	New Issues and Transfer

1.1

Each member of the Group shall be free to make a Capital Increase, free from any pre-emption rights, (any securities issued pursuant to such Capital Increase being the “New Shares”) to any Person (and the Shareholders shall do all acts and things in their capacity as Shareholders as are reasonably required or appropriate to ensure that the relevant member of the Group may issue such securities):

1.1.1	in connection with the payment in shares of all or part of the consideration for the acquisition of any business or assets by any Group Company (a “New Acquisition”);

1.1.2	in order to permit any sellers under a New Acquisition to invest in any Group Company;

1.1.3	in connection with any investment or incentive scheme in which managers and/or employees of the Group are entitled to participate;

1.1.4	pursuant to the exercise of the conversion rights under any convertible debt securities issued by any member of the Group;

1.1.5	to any existing or new lender to the Group in connection with the raising of debt finance by any member of the Group from such lender;

1.1.6	where the Capital Increase takes place between members of the Group; or

1.1.7	as part of a Capital Increase pursuant to a Distress Situation.

1.2

In the event of an issue of New Shares not falling within paragraphs 1.1.1 to 1.1.6 above the relevant Group Company shall offer for subscription New Shares (at the same cash price per New Share) first to the Shareholders, in the same class, pro rata to the Shares held by them in order that they be afforded the opportunity to maintain their respective percentage ownership interest in the Group and in the same class of shares held by them (the pre-emptive offers contemplated by this sentence each being known as a “New Offer”).

1.3

The New Offer shall be made by notice stating the number or amount of New Shares being offered, the price at which they are being offered (the “New Offer Price”) and any other terms of the New Offer which the relevant Group Company may apply.

1.4

The New Offer shall remain open for the period (being not less than 30 Business Days) specified in the notice. This period may be shorter if the Shareholders provide their consent to the shorter period of notice.

1.5

The relevant Group Company shall issue the New Shares to those Shareholders who apply for them and in the case of oversubscription for such New Shares as far as practicable in proportion to the number of Shares held by them respectively, but so that an applicant shall not be allotted or granted a number of New Shares greater than the number for which it applied.

1.6

Any New Shares not taken up under the New Offer may, at any time up to six months after the expiry of the New Offer, be issued or granted by the relevant Group Company at such price (not being less than the New Offer Price), on such terms (being no less favourable to the Company than the terms of the New Offer), in such manner and to such Persons as the Board determines.

1.7

The Shareholders shall do all acts and things in their capacity as Shareholders as are reasonably required or appropriate to ensure that members of the Group may issue New Shares in accordance with the above provisions.

1.8	From the Default Control Date:

1.8.1	the Lion Parties may, subject always to the provisions of paragraphs 2,3 and 4 of this Schedule, Transfer any Shares they hold; and

1.8.2	Cayman 7 may, subject always to the provisions of paragraphs 3 and 9 of this Schedule, Transfer any of the Shares it holds.

2	Right of First Look

2.1	Cayman 5 hereby agrees with CEDC:

2.1.1

that, prior to the commencement of any formal sale process (including a formal auction process or other analogous situation involving the appointment of a third party financial adviser) (a “Formal Sale Process”) in relation to the sale of all or substantially all of (i) the shares of Lux 1 held by the Company; (ii) the assets of the Group; or (iii) the interest held by the Lion Parties in the Company (together with (i) and (ii), the “First Look Assets”), the Lion Parties or the Company, as the case may be, will engage with CEDC for a period of 30 days to ascertain whether an agreement can be reached between the Lion Parties or the Company and CEDC for the sale to CEDC of any or all of the First Look Assets; or

2.1.2

that, in the event of a possible sale of any of the First Look Assets outside of a Formal Sale Process, prior to (i) granting access to information which constitutes the undertaking of a material due diligence process by a third party; or (ii) signing either (a) exclusivity with a third party or (b) a sale and purchase agreement with a third party, the Lion Parties or the Company will engage with CEDC for a period of 30 days to ascertain whether an agreement can be reached between the Lion Parties or the Company and CEDC for the sale to CEDC of any or all of the First Look Assets.

2.2

If, following the expiry of the 30 day period under paragraphs 2.1.1 or 2.1.2 above the Lion Parties or the Company and CEDC fail to agree upon the price or terms of a sale of the First Look Assets, the Lion Parties or the Company shall, subject to paragraph 3 and paragraph 4, be permitted to dispose of the First Look Assets to such Person and on such terms as the Lion Parties, in their absolute discretion, may determine.

3	Tag-Along Rights

3.1

If the Lion Parties (the “Tag Along Seller”) propose to make a Transfer of any Ordinary Shares to any Person or Persons (other than any Person who would be a Permitted Transferee of any such Lion Party), (the “Tag-Along Purchaser”) by way of a sale (a “Tag-Along Sale”) which Ordinary Shares:

3.1.1	carry; or

3.1.2

together in the aggregate with any Ordinary Shares Transferred by the Lion Parties to the same Tag-Along Purchaser or any of its Affiliates in the 12 month period ending on the date of such sale, carry

10% or more of the voting rights in the Company, the other Shareholders shall have the opportunity (“Tag Along Right”) for the same consideration and on the same terms pursuant to the provisions of this paragraph 3, to sell (subject to paragraph 3.5) to the Tag-Along Purchaser a number of Ordinary Shares (the “Tag-Along Securities”) determined as follows. The number of Ordinary Shares which the other Shareholders shall be entitled to sell pursuant to their Tag-Along Right shall be:

(A/B)×C

where:

A = the aggregate of the number of Ordinary Shares being proposed to be sold by the Lion Parties to the Tag-Along Purchaser and the number of Ordinary Shares Transferred by any of the Lion Parties to the same Tag-Along Purchaser or any of its Affiliates in the 12 month period ending on the date of such proposed Tag-Along Sale;

B = the aggregate number of Ordinary Shares held by the Lion Parties at the time of such proposed Tag-Along Sale (including the Ordinary Shares proposed to be sold pursuant to such Tag-Along Sale) plus the aggregate number of Ordinary Shares Transferred by any of the Lion Parties to the same Tag-Along Purchaser or any of its Affiliates in the 12 month period ending on the date of such proposed Tag-Along Sale; and

C = the number of Ordinary Shares held by the other Shareholders at the time of such proposed Tag-Along Sale.

For the avoidance of doubt, the provisions of this paragraph 3.1 shall not include any shares sold pursuant to any previous Tag Along Sale in respect of which the Tag Along Right was previously exercised.

3.2

Not less than twenty days prior to any proposed Tag Along Sale pursuant to this paragraph 3, the Tag Along Seller shall deliver to the other Shareholders written notice (a “Tag Along Notice”) thereof, which notice shall set out:

3.2.1

the total number of Ordinary Shares proposed to be sold to the Tag-Along Purchaser and the aggregate number of Tag-Along Securities which the other Shareholders are entitled to sell pursuant to the Tag-Along Right;

3.2.2	the type and amount of consideration to be paid by the Tag Along Purchaser for each Ordinary Share; and

3.2.3	all other material terms and conditions, if any, of such proposed transaction.

If a Shareholder elects (in such event, a “Participating Shareholder”) to exercise its Tag Along Right and sell some or all of the Tag Along Securities pursuant to this paragraph 3, then the Participating Shareholder shall so notify the Tag Along Seller by notice in writing within fifteen days after the date of the Tag Along Notice and, at the Tag-Along Seller’s request, not less than two Business Days prior to the proposed Transfer, the Participating Shareholder shall deliver to the Tag-Along Seller all documents (if any) required to be executed in connection with such transaction.

3.3

If the Tag-Along Sale shall not have been completed within 60 days after the date of the Tag-Along Notice (subject to paragraph 3.5), the Tag Along Seller shall promptly return to the Participating Shareholder all documents (if any) previously delivered by the Participating Shareholder to the Tag Along Seller in relation to the contemplated Tag-Along Sale, and all the restrictions on Transfer contained in this Agreement with respect to Shares held or owned by the Tag-Along Seller and such Participating Shareholder shall again be in effect.

3.4	If a Participating Shareholder properly exercises its Tag-Along Right:

3.4.1	the sale of its Tag-Along Securities shall occur concurrently with the sale by the Tag-Along Seller of its Shares;

3.4.2

such Participating Shareholder shall receive for its Tag-Along Securities the same consideration per Share that the Tag-Along Seller receives for its Shares from the Tag-Along Purchaser as set out in the Tag-Along Notice; and

3.4.3	the sale by the Participating Shareholder shall otherwise be on the same terms and conditions upon which the Tag-Along Seller is selling its Shares.

3.5

If the Tag-Along Sale is subject to any prior regulatory approval, the 60 day period during which the Tag-Along Sale may be completed as set out in paragraph 3.2 shall be extended until the expiration of five Business Days after all such approval shall have been received.

3.6

For the avoidance of doubt, the Tag Along rights contained in this paragraph 3 shall not apply to any Transfer by the Lion Parties of the economic interest in, but not the voting rights attaching to, any Ordinary Shares.

4	Drag-Along Rights

4.1

If the Lion Parties propose, at any time, (directly or indirectly) to make a Transfer of Ordinary Shares to any Person or Persons (other than any Person who would be a Permitted Transferee of any Lion Party) (the “Drag-Along Purchaser”), whether for a cash consideration or otherwise, where such Transfer (a “Drag-Along Sale”) would give rise to a Tag-Along Right pursuant to paragraph 3.1 then the Lion Parties (the “Drag-Along Sellers”) may, at their option, require (“Drag-Along Rights”) each of the other Shareholders (each a “Drag-Along Shareholder”) to make a Transfer pursuant to the provisions of this paragraph 4 of such number of Shares (the “Drag-Along Securities”) as determined in accordance with the provisions of paragraph 3.1.

4.2

The Drag-Along Sellers shall deliver to each Drag-Along Shareholder written notice (the “Drag-Along Notice”) of any Transfer proposed to be made pursuant to paragraph 4.1 not later than the twentieth day prior to the proposed Drag-Along Sale, which notice shall set out:

4.3	the type and amount of consideration to be paid by the Purchaser for each Share;

4.3.1	the Person who has expressed an interest in acquiring the Shares;

4.3.2	the number of Drag-Along Securities that each such Drag-Along Shareholder may be required to Transfer (as determined pursuant to paragraph 3.1); and

4.3.3	all other material terms and conditions, if any, of such transaction.

4.4

If, within 60 days after the date of the Drag-Along Notice (unless such period is extended pursuant to paragraph 4.7), the Drag-Along Sellers complete the Drag-Along Sale in accordance with the terms and conditions set out in the Drag-Along Notice, each Drag-Along Shareholder will sell its Drag-Along Securities to the Drag-Along Purchaser at the same time and on the same terms and conditions upon which the Drag-Along Sellers sell their Shares pursuant to the Drag-Along Sale.

4.5

Within fifteen days after the date of the Drag-Along Notice, the Drag-Along Shareholders shall promptly deliver to the Drag-Along Sellers all documents in their possession reasonably requested in writing by the Drag-Along Sellers and/or the Company and reasonably required to be executed in connection with such Drag-Along Sale. In the event that any of such Drag-Along Shareholders shall fail to deliver such documents to the Drag-Along Sellers, the Company shall cause the books and records of the Company to show that such Drag-Along Securities are bound by the provisions of this paragraph 4.5 and such Drag-Along Securities shall be transferred to the Purchaser promptly upon surrender of such Drag-Along Securities for sale by the holder thereof.

4.6

If no Transfer of the Drag-Along Securities in accordance with the provisions of this Clause 4 shall have been completed within 60 days after the date of the Drag-Along Notice (unless such period is extended pursuant to paragraph 4.7), the Drag-Along Sellers shall return to the Drag-Along Shareholders all documents (if any) previously delivered to the Drag-Along Sellers in relation to the contemplated Drag-Along Sale, and all the restrictions on Transfer contained in this Agreement with respect to Shares owned or held by such Drag-Along Shareholder shall again be in effect.

4.7

If the Transfer of Shares pursuant to a Drag-Along Sale is subject to any prior regulatory approval, the time period during which such Transfer may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals shall have been received.

4.8	No Transfer of Shares pursuant to a Drag Along Sale shall take place unless:

4.8.1	the consideration payable on the Drag Along Sale for the Shares being sold is at least equal to the Fair Market Value; and

4.8.2	at least seventy-five percent of such consideration is in the form of cash or cash equivalents.

For the purposes of this Clause (and without limitation), any of the following are deemed to be cash:

4.8.3

any liabilities, as shown on the most recent consolidated balance sheet, of the Company that are assumed by the transferee of any such Shares pursuant to a customary novation agreement that releases the Company from liability in respect of those liabilities; and

4.8.4

any securities, notes or other obligation received by the Drag-Along Sellers from the Drag Along Purchaser that are converted by the Drag Along Sellers into cash or cash equivalents within 60 days, to the extent of the cash or cash equivalents received in that conversion.

5	Permitted Transfers

5.1.1

Any Shareholder may at any time Transfer any or all of its Shares, including all rights and obligations attached to such Shares pursuant to this Agreement to one or more of its Permitted Transferees (and each such Permitted Transferee may in turn only effect any such Transfer to a Permitted Transferee of the initial transferor Party upon the same terms and conditions specified herein) without the consent of the Board or the consent of any other Shareholder so long as (i) such Permitted Transferee shall have executed and delivered to the Company a Deed of Adherence, provided that, if such Transfer relates to some only of the Shares owned by such selling Shareholder, such selling Shareholder shall remain liable for the performance of its obligations under this Agreement in relation to the Shares it continues to hold, and (ii) the Transfer to such Permitted Transferee is not in violation of any securities laws applicable to such Transfer.

5.1.2

If, while a Permitted Transferee holds any Shares, such Permitted Transferee ceases to qualify as a Permitted Transferee in relation to the initial transferor Shareholder from whom or which such Permitted Transferee or any previous Permitted Transferee of such initial transferor Shareholder received such Shares (an “Unwinding Event”), then:

(a)	the relevant initial transferor Shareholder shall forthwith notify the other Shareholders and the Company, as applicable, of the pending occurrence of such Unwinding Event; and

(b)

prior to such Unwinding Event, such initial transferor Shareholder shall take all actions necessary to effect a Transfer of all the Shares held by the relevant former Permitted Transferee either back to such Shareholder or, pursuant to this paragraph 5.1.2, to another Person that qualifies as a Permitted Transferee of such initial transferor Shareholder and, until such Transfer has occurred, such relevant former Permitted Transferee shall not be entitled to vote or otherwise Transfer any of its Shares and all other rights with respect to its Shares shall be suspended.

6	Board and information rights

6.1

For so long as the Cayman 7 Share exceeds five per cent., CEDC shall have the right to appoint one director and to nominate one observer to each of the Board and the Operating Board. The observer shall be entitled to attend, but not to vote at, meetings of the Board and the Operating Board. The director and observer appointed by CEDC shall also have the right to attend meetings of the Shareholders. If the Chairman of the Board reasonably believes that there exists a conflict between the interests of the Company and the interests of any director or observer so appointed in relation to any particular matter, the Chairman may direct that the director and observer (i) be excluded from all Board meetings and other discussions relating to the relevant matter; and (ii) shall not be provided with any information relating to the relevant matter (including any information provided pursuant to paragraphs 6.2.2 to 6.2.5 below).

6.2	The Company shall deliver to CEDC:

6.2.1

upon written request, and as soon as practicable, all information required to allow CEDC to comply with applicable listing, reporting and disclosure rules, regulations and requirements of applicable governmental entities and securities exchanges, including, without limitation, the United States Securities and Exchange Commission, the Polish Securities and Exchange Commission, NASDAQ, the Warsaw Stock Exchange, and any other securities exchange on which any security of CEDC is listed or admitted for trading;

6.2.2	for so long as the Cayman 7 Share exceeds five per cent., monthly management accounts, where available;

6.2.3	for so long as the Cayman 7 Share exceeds five per cent., quarterly management accounts, where available;

6.2.4	for so long as the Cayman 7 Share exceeds five per cent., the Budget; and

6.2.5	for so long as the Cayman 7 Share exceeds five per cent., annual audited financial information as soon as reasonably practicable following the end of the relevant financial period.

7	Related Party Transactions

7.1

No member of the Group shall dispose of or acquire any material tangible or intangible asset owned by the Company or any member of the Group of a value in excess of $250,000 on terms other than arm’s length, unless the Company or a member of the Group has first obtained: (i) the prior written consent of CEDC; or (ii) a fairness opinion from an investment bank or accounting firm of international repute addressed to a member of the Group and delivered to CEDC.

8	Disposals

The following shall apply in relation to any disposal of assets which includes the disposal of the “Green Mark” and/or “Zhuravli” brands of vodka (a “Brand Disposal”).

8.1.1

Any Brand Disposal prior to either (i) the completion of any enforcement of the Pledges or (ii) the release of the pledgor’s rights under the Pledges shall only take place in accordance with the terms of the Pledges.

8.1.2

Any Brand Disposal following either (i) the completion of any enforcement of the Pledges or (ii) the release of the pledgor’s rights under the Pledges shall require the consent of CEDC (not to be unreasonably withheld or delayed) if, at the relevant time, the Cayman 7 Share is equal to or exceeds 15 per cent.

9	Right of First Refusal

9.1

In the event that Cayman 7 (the “Offeror”) proposes to make a Transfer (other than to Permitted Transferees) of any of its Shares (other than pursuant to the provision of paragraphs 3 or 4 of this Schedule) (an “Offer”), it shall, prior to effecting any such Transfer, provide prior written notice (an “Offer Notice”) to the Company and to the Lion Parties (and the Lion Parties shall be the “Offerees”). The Offer Notice shall set out:

9.1.1	the number of Shares subject to the Offer (the “Offered Securities”);

9.1.2	the price per Share at which such Transfer is proposed to be made (the “Offer Price”); and

9.1.3	all other material terms and conditions of the Offer,

(collectively, the “Offer Terms”).

The Offer Notice shall be revocable at any time prior to acceptance by the Offerees and, if it is revoked, the Offeror may not give a further Offer Notice within six months after the date on which the Offer Notice is revoked, and the remaining provisions of this paragraph 9.1 shall cease to apply in relation to the revoked Offer Notice, and such Offered Securities shall become subject once again to the provisions and restrictions of this Agreement.

9.2

The Offerees shall be entitled to purchase some or all of the Offered Securities, provided that the allocation of the Offered Securities among the Offerees shall be on such basis as the Offerees may determine, and the Offerees shall notify the Offeror of such allocation.

9.3

The receipt of an Offer Notice by the Offerees shall constitute an offer by the Offeror to sell to the Offerees, for cash, the Offered Securities on the Offer Terms (“Pre-emption Offer”). For a period of thirty days after receipt of the Offer Notice, the Offerees shall have the right, but not the obligation, to accept the Pre-emption Offer in relation to some or all of the Offered Securities by giving a written notice of acceptance (which shall be deemed irrevocable) (an “Acceptance Notice”) to the Offeror.

9.4

Failure by the Offerees to deliver an Acceptance Notice before the expiration of the thirty day period shall be deemed a rejection of the Pre-emption Offer by the Offerees. The tender by the Offerees of an Acceptance Notice to the Offeror shall constitute agreement by the Offerees to purchase, and by the Offeror to sell to the Offerees, Offered Securities specified in the Acceptance Notice on the Offer Terms.

9.5

In respect of each Offer Notice which is accepted as to some or all of the Offered Securities within the thirty day period prescribed by paragraph 9.3, the Offerees shall purchase and pay the Offer Price in cash equivalent terms for such Offered Securities within a further thirty day period of their delivery of an Acceptance Notice, provided that, if the purchase and sale of such Offered Securities is subject to any prior regulatory approval, the time period during which such purchase and sale may be completed shall be extended until the expiration of fifteen Business Days after all such approvals shall have been received, but only to the extent that such application(s) for regulatory approval were promptly made and in any event within the thirty day period from delivery of the Acceptance Notice.

9.6

The Offeror shall have the right for a period of sixty days following the date falling 30 days after service of an Offer Notice to sell any Offered Securities to which such Offer Notice relates and in respect of which an Acceptance Notice has not been delivered pursuant to the provisions of this Clause to any third party (a “Third Party Purchaser”) at a price in cash not less than the Offer Price and otherwise on such terms and conditions no more favourable to the Third Party Purchaser than the Offer Terms, provided that, if the purchase and sale of such Offered Securities is subject to any prior regulatory approval, the time period during which such purchase and sale may be consummated shall be extended until the expiration of fifteen Business Days after all such approvals shall have been received but only to the extent that such application(s) for regulatory approval were promptly made and in any event within the ninety days following the date of the Offer Notice. If any Offered Securities are not sold pursuant to the provisions of this paragraph 9.6 prior to the expiration of the time period prescribed by this paragraph 9.6, such Offered Securities shall become subject once again to the provisions and restrictions of this Agreement.

9.7	The provisions of this paragraph 9 shall not apply in connection with any enforcement of any of the Pledges.

SCHEDULE 6

US “CHECK THE BOX” ELECTIONS

Entities that have made CTB elections to be treated as disregarded entities	Entities that have made CTB elections to be treated as partnerships	Entities that will make CTB elections to be treated as flow-through entities

Pasalba Limited	Lion/Rally Cayman 1	Lion/Rally Cayman 4

Ushba Distillery	Lion/Rally Cayman 2	Lion/Rally Cayman 5

Latchey Limited		Lion/Rally Cayman 6

“Ushba Trans”		Lion/Rally Cayman 7

Closed Joint Stock Compnay Mid-Russian Distilleries		Lion/Rally Cayman 8

OOO Perviy Kupazhny Zavod		Lion/Rally Cayman 9

ZAO “Sibirsky LVZ”		Lion/Rally Lux 4

LLC “The Trading House Russian Alcohol”

LLC “The Trading House Russian Alcohol – Centre”

LLC “The Trading House Russian Alcohol – North West”

JSC “Distillery Topaz”

JSC “Russian Alcohol Group”

OOO “Chop Rapid BP”

OOO “Chop Schit Topaza”

AUK Holdings Limited

LLC Bravo Premium

Vlakor Trading Limited

LLC “Chorniy & Mikola”

OOO Glavspirttrest

Lion/Rally Cayman 3

Lion/Rally Lux 2

Lion/Rally Lux 3

IN WITNESS WHEREOF this Agreement has been executed and delivered as a DEED on the date that appears on the first page of this Agreement by:

Executed as a DEED by	)
LION/RALLY CAYMAN 8)		/s/ Hayley Tanguy
acting by	)	Authorised signatory
)
in the presence of:	)	/s/ Emilie Ingrouille
Signature

Witness name: Emilie Ingrouille

Witness address: Second Floor, Tudor House, Le Bordage, St. Peter Port, Guernsey

Executed as a DEED by	)
LION/RALLY CAYMAN 7)		/s/ Hayley Tanguy
acting by its general partner	)	Authorised signatory
LION/RALLY CAYMAN 8)
)
in the presence of:	)	/s/ Emilie Ingrouille
Signature

Witness name: Emilie Ingrouille

Witness address: Second Floor, Tudor House, Le Bordage, St. Peter Port, Guernsey

Executed as a DEED by	)
LION/RALLY CAYMAN 4)		/s/ Hayley Tanguy
acting by	)	Authorised signatory
)
in the presence of:	)	/s/ Emilie Ingrouille
Signature

Witness name: Emilie Ingrouille

Witness address: Second Floor, Tudor House, Le Bordage, St. Peter Port, Guernsey

Executed as a DEED by	)
LION/RALLY CAYMAN 5)		/s/ Hayley Tanguy
acting by	)	Authorised signatory
)
in the presence of:	)	/s/ Emilie Ingrouille
Signature

Witness name: Emilie Ingrouille

Witness address: Second Floor, Tudor House, Le Bordage, St. Peter Port, Guernsey

Executed as a DEED by	)
LION/RALLY CAYMAN 6)		/s/ Hayley Tanguy
acting by	)	Authorised signatory
)
in the presence of:	)	/s/ Emilie Ingrouille
Signature

Witness name: Emilie Ingrouille

Witness address: Second Floor, Tudor House, Le Bordage, St. Peter Port, Guernsey

Executed as a DEED by	)
CENTRAL EUROPEAN	)
DISTRIBUTION CORPORATION	)	/s/ William V. Carey
acting by	)	Authorised signatory